HI-CRUSH PARTNERS LP
INDEX TO EXHIBIT 99.1

ITEM 6. SELECTED FINANCIAL DATA
The Partnership's historical financial data has been recast to include Hi-Crush Augusta LLC ("Augusta"), Hi-Crush Blair LLC ("Blair"), Hi-Crush Whitehall LLC ("Whitehall") and PDQ Properties LLC ("PDQ Properties") for the periods leading up to their contribution into the Partnership.

	Year Ended December 31,				Period from August 16 Through December 31, 2012	Period from January 1 Through August 15, 2012
(in thousands, except tons, per ton and per unit amounts)	2016	2015	2014	2013
	Successor	Successor	Successor	Successor	Successor	Predecessor
Statement of Operations Data:
Revenues	$204,430	$339,640	$386,547	$178,970	$31,770	$46,776
Production costs	53,256	73,327	68,381	41,999	8,944	12,247
Other cost of sales	135,052	166,298	133,798	46,688	—	—
Depreciation and depletion	17,032	16,613	12,002	7,197	1,109	1,089
Cost of goods sold	205,340	256,238	214,181	95,884	10,053	13,336
Gross profit (loss)	(910)	83,402	172,366	83,086	21,717	33,440
Operating costs and expenses:
General and administrative	35,501	27,811	28,038	19,450	3,786	4,631
Impairments and other expenses	34,025	25,659	11	194	250	539
Accretion expense	430	394	265	228	102	16
Other operating income	—	(12,310)	—	—	—	—
Income (loss) from operations	(70,866)	41,848	144,052	63,214	17,579	28,254
Other income (expense):
Other income	—	—	—	—	—	6
Interest expense	(13,653)	(14,126)	(10,111)	(3,671)	(320)	(3,240)
Net income (loss)	$(84,519)	$27,722	$133,941	$59,543	$17,259	$25,020
Earnings per limited partner unit:
Limited partner units - basic	$(1.64)	$0.73	$3.09	$2.08	$0.68
Limited partner units - diluted	$(1.64)	$0.73	$3.00	$2.08	$0.68
Distributions per limited partner unit	$—	$1.1500	$2.4000	$1.9500	$0.7125
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(27,985)	$100,748	$103,347	$64,080	$14,340	$16,660
Investing activities	(127,840)	(126,526)	(396,055)	(138,551)	(8,542)	(80,045)
Financing activities	147,104	33,509	277,611	84,581	2,716	61,048
Other Financial Data:
Adjusted EBITDA (a)	$(18,400)	$84,944	$159,470	$73,033	$18,688	$29,349
Capital expenditures (b)	44,011	127,217	171,805	43,596	8,542	80,075
Operating Data:
Total tons sold	4,253,746	5,003,702	4,584,811	2,520,119	481,208	726,213
Average realized price (per ton sold)	$47.65	$62.05	$70.46	$65.64	$66.02	$64.41
Sand produced and delivered (in tons)	4,207,044	5,008,960	4,198,656	2,241,199	481,208	726,213
Contribution margin per ton sold	$3.79	$19.99	$40.21	$35.82	$47.43	$47.55
Balance Sheet Data (at period end)
Cash	$4,521	$13,242	$5,511	$20,608	$10,498	$8,717
Total assets	659,201	669,738	609,617	394,343	189,721	175,828
Long-term debt	193,458	246,783	198,364	138,250	—	111,402
Total liabilities	356,994	517,338	420,319	211,648	94,752	140,747
Equity	302,207	152,400	189,298	182,695	94,969	35,081

(a)	For more information, please read “Non-GAAP Financial Measures” below.

(b)	Capital expenditures made to increase the long-term operating capacity of our asset base whether through construction or acquisitions.

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as net income plus depreciation, depletion and amortization and interest and debt expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of goodwill and long-lived assets. EBITDA and Adjusted EBITDA are not a presentation made in accordance with accounting principles generally accepted in the United States ("GAAP").
EBITDA and Adjusted EBITDA are non-GAAP supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly-traded companies in the proppants industry, without regard to historical cost basis or financing methods; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures of EBITDA and Adjusted EBITDA should not be considered as an alternative to GAAP net income. EBITDA and Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider EBITDA or Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definition of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
Distributable Cash Flow
We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. EBITDA and Adjusted EBITDA are supplemental measures utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis.

The following table presents a reconciliation of EBITDA, Adjusted EBITDA and distributable cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated.

	Year Ended December 31,				Period from August 16 Through December 31, 2012	Period from January 1 Through August 15, 2012
	2016	2015	2014	2013
(in thousands)	Successor	Successor	Successor	Successor	Successor	Predecessor
Net income (loss)	$(84,519)	$27,722	$133,941	$59,543	$17,259	$25,020
Depreciation and depletion expense	17,039	15,684	10,232	6,132	1,109	1,089
Amortization expense	1,682	2,620	5,186	3,687	—	—
Interest expense	13,653	14,126	10,111	3,671	320	3,240
EBITDA	(52,145)	60,152	159,470	73,033	18,688	29,349
Non-cash impairments of goodwill and long-lived assets	33,745	24,792	—	—	—	—
Adjusted EBITDA	(18,400)	84,944	159,470	73,033	18,688	$29,349
Less: Cash interest paid	(11,787)	(11,833)	(8,847)	(3,123)	(193)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(5,680)	(6,762)	(5,668)	(3,026)	(649)
Add: Accretion of asset retirement obligations	430	394	265	228	102
Add: Unit-based compensation	2,620	2,983	1,470	—	—
Distributable cash flow	(32,817)	69,726	146,690	67,112	17,948
Adjusted for: Distributable cash flow attributable to assets contributed by the sponsor, prior to the period in which the contribution occurred (b)	1,641	(900)	(18,796)	923	1,013
Distributable cash flow attributable to Hi-Crush Partners LP	(31,176)	68,826	127,894	68,035	18,961
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	(1,311)	(18,401)	—	—
Distributable cash flow attributable to limited partner unitholders	$(31,176)	$67,515	$109,493	$68,035	$18,961

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Augusta, Blair, Whitehall and PDQ Properties for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contributions.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of our historical performance and financial condition together with Item 6, “Selected Financial Data,” and the consolidated financial statements and the related notes in Item 8 with in this Exhibit 99.1. This discussion contains forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this report, particularly in Item 1A, “Risk Factors” and under “Forward-Looking Statements” included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 21, 2017. All amounts are presented in thousands except acreage, tonnage and per unit data, or where otherwise noted.
Overview
We are an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wisconsin, consist of "Northern White" sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. The Partnership owns and operates a portfolio of sand facilities with on-site wet and dry plant assets, including direct access to major U.S. railroads for distribution to in-basin terminals. We own and operate a network of strategically located terminals and an integrated distribution system throughout North America, including our PropStreamTM integrated logistics solution, which delivers proppant into the blender at the well site.
On January 31, 2013 and April 8, 2014, the Partnership entered into agreements with our sponsor which ultimately resulted in the acquisition of 98.0% of the common equity interests in Hi-Crush Augusta LLC (“Augusta”), the entity that owns a 1,187-acre facility with integrated rail infrastructure, located in Eau Claire County, Wisconsin (the "Augusta facility"), for total cash consideration of $261,750 and 3,750,000 newly issued convertible Class B units in the Partnership (the “Augusta Contribution”). Subsequently on August 15, 2014, our sponsor, as the sole owner of our Class B units, elected to convert all of the 3,750,000 Class B units into common units on a one-for-one basis.
Our June 10, 2013, acquisition of D & I Silica, LLC (“D&I”) transformed us into an integrated Northern White frac sand producer, transporter, marketer and distributor. At the time of the acquisition, D&I was the largest independent frac sand supplier to the oil and gas industry drilling in the Marcellus and Utica shales.
On August 9, 2016, the Partnership entered into a contribution agreement with the sponsor to acquire all of the outstanding membership interests in Hi-Crush Blair LLC ("Blair"), the entity that owned our sponsor's 1,285-acre facility with integrated rail infrastructure, located near Blair, Wisconsin (the "Blair facility"), for $75,000 in cash, 7,053,292 of newly issued common units in the Partnership, and payment of up to $10,000 of contingent consideration (the "Blair Contribution"). The Partnership completed the acquisition of the Blair facility on August 31, 2016.
On February 23, 2017, the Partnership entered into an agreement with our sponsor to acquire all of the outstanding membership interests in Hi-Crush Whitehall LLC ("Whitehall"), the entity that owned our sponsor’s 1,447-acre facility with integrated rail infrastructure, located near Independence, Wisconsin and Whitehall, Wisconsin (the "Whitehall facility"), the remaining 2% equity interest in Augusta, and all of the outstanding membership interests in PDQ Properties LLC (together, the "Other Assets"), for $140,000 in cash and up to $65,000 of contingent consideration over a two-year period (the "Whitehall Contribution").
Our Assets and Operations
We own and operate the 971-acre facility with approximately 32,000 feet of integrated rail infrastructure, located in Wyeville, Wisconsin (the "Wyeville facility") and, as of December 31, 2016, contained 76.4 million tons of proven recoverable reserves of frac sand. The Wyeville facility, completed in 2011 and expanded in 2012, has an annual processing capacity of approximately 1,850,000 tons of frac sand per year.
We own and operate the 1,187-acre Augusta facility with approximately 28,800 feet of integrated rail infrastructure and, as of December 31, 2016, contained 40.9 million tons of proven recoverable reserves of frac sand. We completed construction of the Augusta facility in June 2012. The Augusta facility has an annual processing capacity of approximately 2,860,000 tons of frac sand per year. During September 2016, the Partnership resumed production at its Augusta facility, which was previously idled as a result of market conditions.
We own and operate the 1,285-acre Blair facility, with approximately 43,000 feet of integrated rail infrastructure and, as of December 31, 2016, contained 117.7 million tons of proven recoverable reserves of frac sand. We completed construction of the Blair facility in March 2016. The Blair facility has an annual processing capacity of approximately 2,860,000 tons of frac sand per year.

We own and operate the 1,447-acre Whitehall facility with approximately 30,000 feet of integrated rail infrastructure and, as of December 31, 2016, this facility contained 80.7 million tons of proven recoverable reserves of frac sand. The Whitehall facility, completed in 2014, is capable of delivering approximately 2,860,000 tons of frac sand per year. As a result of market conditions, the Whitehall facility was temporarily idled during the second quarter of 2016 and resumed operations in March 2017.
According to John T. Boyd Company ("John T. Boyd"), our proven reserves at our four facilities consist of Northern White sand exceeding American Petroleum Institute (“API”) minimum specifications. Analysis of sand at our facilities by independent third-party testing companies indicates that they demonstrate characteristics exceeding of API minimum specifications with regard to crush strength, turbidity and roundness and sphericity. Based on third-party reserve reports by John T. Boyd, we have an implied average reserve life of 30 years, assuming production at the rated capacity of 10,430,000 tons of frac sand per year.
As of December 31, 2016, we own or operate 11 terminal locations, of which three are temporarily idled and six are capable of accommodating unit trains. Our terminals include approximately 74,000 tons of rail storage capacity and approximately 120,000 tons of silo storage capacity.
We are continuously looking to increase the number of terminals we operate and expand our geographic footprint, allowing us to further enhance our customer service and putting us in a stronger position to take advantage of opportunistic short term pricing agreements. Our terminals are strategically located to provide access to Class I railroads, which enables us to cost effectively ship product from our production facilities in Wisconsin. As of December 31, 2016, we leased or owned 4,200 railcars used to transport our sand from origin to destination and managed a fleet of approximately 1,358 additional railcars dedicated to our facilities by our customers or the Class I railroads.
In September 2016, the Partnership entered into an agreement to form Proppant Express Investments, LLC ("PropX"), which was established to develop critical last-mile logistics equipment for the proppant industry. In October 2016, the Partnership announced the successful pilot test of its PropStream integrated logistics solution, which involves loading frac sand at in-basin terminals into PropX containers before being transported by truck to the well site. At the well site, the proprietary conveyor system (“PropBeast™”) significantly reduces noise and dust emissions due to its fully enclosed environment. As of December 31, 2016, we owned 6 PropBeast conveyors and leased 300 containers from PropX.
How We Generate Revenue
We generate revenue by excavating, processing and delivering frac sand and providing related services. A substantial portion of our frac sand is sold to customers with whom we have long-term contracts which have current terms expiring between 2017 and 2021. Each contract defines the minimum volume of frac sand that the customer is required to purchase monthly and annually, the volume that we are required to make available, the technical specifications of the product and the price per ton. During 2016, we continued to provide temporary price discounts and/or waivers of minimum volume purchase requirements to contract customers in response to the market driven decline in proppant demand. We also sell our frac sand on the spot market at prices and other terms determined by the existing market conditions as well as the specific requirements of the customer.
Delivery of sand to our customers may occur at the rail origin, terminal or well site. We generate service revenues through performance of transportation services including railcar storage fees, transload services, silo storage and other miscellaneous services performed on behalf of our customers.
Due to sustained freezing temperatures in our area of operation during winter months, it is industry practice to halt excavation activities and operation of the wet plant during those months. As a result, we excavate and wash sand in excess of current delivery requirements during the months when those facilities are operational. This excess sand is placed in stockpiles that feed the dry plant and fill customer orders throughout the year.
Costs of Conducting Our Business
The principal expenses involved in production of raw frac sand are excavation costs, labor, utilities, maintenance and royalties. We have a contract with a third party to excavate raw frac sand, deliver the raw frac sand to our processing facility and move the sand from our wet plant to our dry plant. We pay a fixed price per ton excavated and delivered without regard to the amount of sand excavated that meets API specifications. Accordingly, we incur excavation costs with respect to the excavation of sand and other materials from which we ultimately do not derive revenue (rejected materials), and for sand which is still to be processed through the dry plant and not yet sold. However, the ratio of rejected materials to total amounts excavated has been, and we believe will continue to be, in line with our expectations, given the extensive core sampling and other testing we undertook at our facilities.
Labor costs associated with employees at our processing facilities represent the most significant cost of converting raw frac sand to finished product. We incur utility costs in connection with the operation of our processing facilities, primarily electricity and natural gas, which are both susceptible to fluctuations. Our facilities require periodic scheduled maintenance to ensure efficient operation and to minimize downtime. Excavation, labor, utilities and other costs of production are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold.

We pay royalties to third parties at our facilities at various rates, as defined in the individual royalty agreements. During the third quarter of 2016, the Partnership entered into an agreement to terminate certain existing royalty agreements for $6,750, of which $3,375 was paid during September 2016, with another payment scheduled for August 2017. As a result of this agreement, the Partnership reduced its ongoing future royalty payments to the applicable counterparties for each ton of frac sand that is excavated, processed and sold to the Partnership’s customers. We currently pay an aggregate rate up to $5.15 per ton of sand excavated, delivered at our on-site rail facilities and paid for by our customers.
The principal expenses involved in distribution of raw sand are the cost of purchased sand, freight charges, fuel surcharges, railcar lease expense, terminal switch fees, demurrage costs, storage fees, transload fees, labor and facility rent. The principal expenses involved in delivering sand to the well site are costs associated with trucking, container rent, labor and other operating expenses associated with handling the product from the terminal to the well site.
We purchase sand through a long-term supply agreement with a third party at a specified price per ton and also through the spot market. We incur transportation costs including trucking, rail freight charges and fuel surcharges when transporting our sand from its origin to destination. We utilize multiple railroads to transport our sand and transportation costs are typically negotiated through long-term working relationships.
We incur general and administrative costs related to our corporate operations. Under our partnership agreement and the services agreement with our sponsor and our general partner, our sponsor has discretion to determine, in good faith, the proper allocation of costs and expenses to us for its services, including expenses incurred by our general partner and its affiliates on our behalf. The allocation of such costs are based on management’s best estimate of time and effort spent on the respective operations and facilities. Under these agreements, we reimburse our sponsor for all direct and indirect costs incurred on our behalf.
How We Evaluate Our Operations
We utilize various financial and operational measures to evaluate our operations. Management measures the performance of the Partnership through performance indicators, including gross profit, contribution margin, earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and distributable cash flow.
Gross Profit and Contribution Margin
We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.  We believe contribution margin is a meaningful measure because it provides an operating and financial measure of our ability to generate margin in excess of our operating cost base.
We use gross profit, which we define as revenues less costs of goods sold, to measure our financial performance. We believe gross profit is a meaningful measure because it provides a measure of profitability and operating performance based on the historical cost basis of our assets.
As a result, contribution margin, contribution margin per ton sold, sales volumes, sales price per ton sold and gross profit are key metrics used by management to evaluate our results of operations.
EBITDA, Adjusted EBITDA and Distributable Cash Flow
We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income (loss) plus depreciation, depletion and amortization and interest and debt expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of goodwill and long-lived assets. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. EBITDA and Adjusted EBITDA are supplemental measures utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis.

Note Regarding Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Please read Item 6, “Selected Financial Data—Non-GAAP Financial Measures.”
Basis of Presentation
The following discussion of our historical performance and financial condition is derived from the historical financial statements.
Factors Impacting Comparability of Our Financial Results
Our historical results of operations and cash flows are not indicative of results of operations and cash flows to be expected in the future, principally for the following reasons:

•
During 2015 and 2016, we provided significant price concessions and waivers under our contracts. Beginning in August 2014 and continuing through the second quarter of 2016, oil and natural gas prices declined dramatically and persisted at levels well below those experienced during the middle of 2014. In 2015, as a result of the market dynamics existing during the year and continuing in 2016, we began providing market-based pricing to our contract customers and/or waivers of minimum volume purchase requirements, in certain circumstances in exchange for, among other things, additional term and/or volume. We continue to engage in discussions and may continue to deliver sand at prices or at volumes below those provided for in our existing contracts. Through December 31, 2016 these circumstances have negatively affected our revenues, net income and cash generated from operations.

•
Our Augusta production facility was temporarily idled from October 2015 through August 2016. On October 9, 2015, we announced a reduction in force to our employees in connection with the temporary idling of our Augusta production facility, which has a higher cost structure than our lowest cost production facility. During September 2016, the Partnership resumed production at its Augusta facility. The temporary idling of Augusta resulted in a decrease in volumes produced and delivered during 2016 as compared to 2015.

•
We completed construction of our Blair facility. We completed construction of our Blair facility in March 2016. Accordingly, our financial statements through December 31, 2015 do not include any sales or operations generated from our Blair facility.

•
Our Whitehall facility commenced operations in September 2014 and was idled during the second quarter of 2016. Our Whitehall facility commenced operations in September 2014. As a result of market conditions, the Whitehall facility was temporarily idled during the second quarter of 2016 and resumed operations in March 2017.

•
We received a contract settlement payment in 2015. In December 2015, we received a settlement payment of $22,500 for past and future obligations under a customer contract. Of the total contact settlement payment, $10,190 was recognized as revenue related to make-whole payments and the remainder as other operating income.

•
We incurred bad debt expense in connection with a customer’s bankruptcy filing. We incurred bad debt expense of $8,236 during the first quarter of 2016, principally as a result of a spot customer filing for bankruptcy.

•
We impaired our goodwill during the first quarter of 2016.  During the year ended December 31, 2016, we completed an impairment assessment of our goodwill. As a result of the assessment, we estimated the fair value of our goodwill and determined that it was less than its carrying value, resulting in an impairment of $33,745.

•
We impaired the intangible value associated with a third party supply agreement. During the year ended December 31, 2015, we completed an impairment assessment of the intangible asset associated with a third party supply agreement (the "Sand Supply Agreement").  Given market conditions, coupled with our ability to source sand from our sponsor on more favorable terms, we determined that the fair value of the agreement was less than its carrying value, resulting in an impairment of $18,606.

•
We realized asset impairments and other expenses during 2015. As a result of market conditions, during the year ended December 31, 2015, we elected to temporarily idle five destination transload facilities and three rail origin transload facilities.  In addition, to consolidate our administrative functions, we closed down a regional office facility.  As a result of these actions, we recognized an impairment of $6,186 related to the write-down of transload and office facilities assets to their net realizable value, and severance, retention and relocation costs of $571 for affected employees.

•
Our outstanding balance under the Revolving Credit Agreement was paid in full as of June 30, 2016. As of December 31, 2016, we did not have any indebtedness outstanding under our senior secured revolving credit agreement (the "Revolving Credit Agreement"). As a result, our interest expense decreased during 2016 as compared to 2015.

•
During the fourth quarter of 2016, we launched PropStream, our integrated logistics solution, which delivers proppant into the blender at the well site. We incurred $1,125 in losses associated with the lower asset utilization rates and up front start-up costs during the initial roll out of the solution.

Market Conditions
Beginning in August 2014 and continuing through the second quarter of 2016, oil and natural gas prices declined dramatically and persisted at levels well below those experienced during the middle of 2014. As a result, the number of rigs drilling for oil and gas fell dramatically from the high levels achieved during third quarter of 2014; however, since the second quarter of 2016, the rig count has improved as oil and gas prices have somewhat stabilized. Specifically, the reported Baker Hughes oil rig count in North America fell from a high of 1,589 rigs in August 2014 to a low of 316 rigs in May 2016 and has recovered to 525 rigs as of December 31, 2016, which is relatively flat with the rig count as of December 31, 2015. As of February 10, 2017, the rig count is at 591 rigs. Due to the uncertainty experienced over the past two years regarding the timing and extent of a recovery, exploration and production companies sharply reduced their drilling and completion activities in an effort to control costs. As a result, our customers faced uncertainty related to overall activity levels, and well completion activity was significantly below levels experienced in 2014 and 2015. The combination of these, and other factors reduced proppant demand and pricing during 2016, and significantly from the levels experienced during 2014. Proppant demand did not decline as significantly as the rig count and well completion activity might imply, though, due to the continuing trend of longer laterals and increasing use of sand per lateral foot in well completions. Given the marginal improvement in exploration and production activity during the fourth quarter of 2016 and the energy industry's outlook for 2017 activity levels, we expect the recent years' downward trend in well completion activity to reverse over the next several quarters, which, when coupled with higher usage of frac sand per well, should result in an increased strong positive influence on demand for raw frac sand.
Spot market prices for frac sand have declined dramatically from the levels experienced in 2014, as sand producers, particularly those with excess inventories, substantially discounted sand pricing in order to sell product in a lower demand environment. Pricing continued to decline throughout 2015 and continued in 2016, but began to stabilize in the third quarter of 2016 and increase in the fourth quarter of 2016, although remaining near historically low levels. While the outlook for pricing of raw frac sand in 2017 is uncertain, given the expectation for increased oil and natural gas exploration and production activity in North America, coupled with the increased demand per well, and the limitations to increase sand supply noted above, frac sand pricing has risen in the first quarter of 2017 and is likely to be more favorable in 2017.
In 2015, as a result of the market dynamics existing during the year and continuing in 2016, we began providing market-based pricing to our contract customers and/or waivers of minimum volume purchase requirements, in certain circumstances in exchange for, among other things, additional term and/or volume. We continue to engage in discussions and may continue to deliver sand at prices or at volumes below those provided for in our existing contracts. We expect that these circumstances may continue to negatively affect our revenues, net income and cash generated from operations in 2017.
Over the past two years, we have taken several steps to ensure we continue to deliver low-cost solutions to our customers. We eliminated the volumes of sand purchased from third parties, and worked to ensure that volumes were sourced at our lowest cost facilities, combining our lowest production cost with the lowest origin to destination freight rates where possible. In 2015, we temporarily idled production at our Augusta facility, idled several transload facilities and closed a regional office facility, reducing headcount and eliminating costs. In 2016, we further reduced headcount and temporarily idled our Whitehall facility. We strategically managed the size of our railcar fleet by eliminating the use of system cars to reduce cost and returning cars at the end of their lease term. As of December 31, 2016, we have 605 railcars in long-term storage and will continue to incur storage expense related to these cars until they are removed from storage. Our proactive fleet management resulted in minimizing paid storage for idled railcars compared to our competitors.

As market conditions have improved since the second quarter of 2016, we have taken additional steps to ensure we are positioned to serve our customers with their increasing levels of well completions activity.  We completed the construction of additional in-basin storage facilities and have established relationships with additional third-party operated terminals.  In September 2016, we resumed production at our Augusta facility and in March 2017, we resumed production at our Whitehall facility.  We have continued to provide market-based pricing to our customers and are engaged in discussions to increase pricing and volumes as their activity levels increase. Additionally in October 2016, the Partnership announced the launch of its new PropStream integrated logistics solution, which delivers proppant into the blender at the well site.
The following table presents sales, volume and pricing comparisons for the fourth quarter of 2016, as compared to the third quarter of 2016:

	Three Months Ended
	December 31,	September 30,		Percentage
	2016	2016	Change	Change
Revenues generated from the sale of frac sand (in thousands)	$66,037	$46,546	$19,491	42%
Tons sold	1,358,511	1,082,974	275,537	25%
Percentage of volumes sold in-basin	57%	47%	10%	21%
Average price per ton sold	$49	$43	$6	14%
Tons sold during the fourth quarter were 25% higher than the third quarter of 2016 as market demand increased in line with rig count increases and well completion activity. The increased volumes coupled with an increased percentage of volumes being sold in-basin led to the increase in frac sand revenues as compared to the prior quarter.
Results of Operations
The following table presents consolidated revenues and expenses for the periods indicated. This information is derived from the consolidated statements of operations for the years ended December 31, 2016, 2015 and 2014.

	Year Ended December 31,
	2016	2015	2014
Revenues	$204,430	$339,640	$386,547
Costs of goods sold
Production costs	53,256	73,327	68,381
Other cost of sales	135,052	166,298	133,798
Depreciation, depletion and amortization	17,032	16,613	12,002
Gross profit (loss)	(910)	83,402	172,366
Operating costs and expenses	69,956	41,554	28,314
Income (loss) from operations	(70,866)	41,848	144,052
Other income (expense)
Interest expense	(13,653)	(14,126)	(10,111)
Net income (loss)	$(84,519)	$27,722	$133,941

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
Revenues
The following table presents sales, volume and pricing comparisons for the year ended December 31, 2016, as compared to the year ended December 31, 2015:

	Year Ended December 31,			Percentage
	2016	2015	Change	Change
Revenues generated from the sale of frac sand (in thousands)	$202,709	$310,466	$(107,757)	(35)%
Tons sold	4,253,746	5,003,702	(749,956)	(15)%
Percentage of volumes sold in-basin	54%	51%	3%	6%
Average price per ton sold	$48	$62	$(14)	(23)%
Revenues generated from the sale of frac sand were $202,709 and $310,466 for the years ended December 31, 2016 and 2015, respectively, during which we sold 4,253,746 and 5,003,702 tons of frac sand, respectively. Average sales price per ton was $48 and $62 for the years ended December 31, 2016 and 2015, respectively. The average sales price between the two periods differs due to changes in industry sales price trends, partially offset by the mix in pricing of FOB plant and in-basin volumes (54% and 51% of tons were sold in-basin for the years ended December 31, 2016 and 2015, respectively). With oil and gas prices persisting at levels well below those experienced in the middle of 2014 and the resulting decline in drilling activity, pricing of frac sand continued to decline during 2015 and through the middle of 2016, and we continued to provide additional discounted pricing for contract customers during 2016, as compared to pricing levels in 2015.
Other revenue related to transload, terminaling, silo leases, contract make-wholes and other services was $1,721 and $29,174 for the years ended December 31, 2016 and 2015, respectively. Other revenue in 2015 included $10,190 of make-whole payments related to a contract settlement payment. The decrease in other revenue, excluding the impact of make-whole payments, was driven by decreased transloading and logistics services provided at our terminals, resulting from lower overall industry sand demand and the decrease in volumes sold FOB plant.
Costs of goods sold – Production costs
We incurred production costs of $53,256 and $73,327 for the years ended December 31, 2016 and 2015, respectively, reflecting a decreased percentage of volumes being produced at our higher cost facilities, offset by an increase in tons produced and delivered.
The principal components of production costs involved in operating our business are excavation costs, plant operating costs and royalties. Such costs, with the exception of royalties, are capitalized as a component of inventory and are reflected in costs of goods sold when inventory is sold. Royalties are charged to expense in the period in which they are incurred. The following table provides a comparison of the drivers impacting the level of production costs for the years ended December 31, 2016 and 2015.

	Year Ended December 31,
	2016	2015
Excavation costs	$18,326	$19,987
Plant operating costs	28,205	39,680
Royalties	6,725	13,660
Total production costs	$53,256	$73,327

Costs of goods sold – Other cost of sales
The other principal costs of goods sold are the cost of purchased sand, freight charges, fuel surcharges, railcar lease expense, terminal switch fees, demurrage costs, storage fees, transload fees, labor and facility rent. The cost of purchased sand and transportation related charges are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold. Other cost components, including costs associated with storage in-basin and costs related to terminal operations, such as labor and rent, are charged to costs of goods sold in the period in which they are incurred.

	Year Ended December 31,
	2016	2015
Purchases of sand	$—	$2,754
Transportation costs	120,811	143,006
Other cost of sales	14,241	20,538
Total other cost of sales	$135,052	$166,298
We procure sand from our facilities, and when needed, on the spot market and through a long-term supply agreement with a third party at a specified price per ton. During the year ended December 31, 2016, our production facilities were able to supply all of our sand requirements and as a result we did not purchase any sand from third parties. For the year ended December 31, 2015, we purchased $2,754 of sand from other suppliers.
We incur transportation costs including freight charges, fuel surcharges and railcar lease costs when transporting our sand from its origin to destination. For the years ended December 31, 2016 and 2015, we incurred $120,811 and $143,006 of transportation costs, respectively. Other costs of sales was $14,241 and $20,538 during the years ended December 31, 2016 and 2015, respectively, and was primarily comprised of demurrage, storage and transload fees and on-site labor. The decrease in transportation and other costs of sales was driven by decreased in-basin sales volumes, utilization of silo storage at our terminals and decreases in freight rates and lease costs, which were offset by increased costs of storage of idled rail cars and costs incurred in removing cars from storage. Other costs of sales for the year ended December 31, 2015 was negatively impacted by repair costs of silos at our Smithfield terminal and increased rail diversion and storage costs primarily as a result of railcar moves to the Partnership's production facilities and long-term third party storage facilities.
Costs of goods sold – Depreciation, depletion and amortization of intangible assets
For the years ended December 31, 2016 and 2015, we incurred $17,032 and $16,613, respectively, of depreciation, depletion and amortization expense. The increase was driven by an increased asset base resulting from the completion of our Blair facility, offset by reduced amortization of intangible assets due to the impairment of the Sand Supply Agreement in the third quarter of 2015.
Gross Profit (Loss)
Gross loss was $910 for the year ended December 31, 2016, compared to gross profit of $83,402 for the year ended December 31, 2015. Gross profit (loss) percentage declined to (0.4)% for the year ended December 31, 2016 from 24.6% for the year ended December 31, 2015. The decline was primarily driven by pricing discounts, decreased volumes, lower asset utilization rates and reduced other revenues.
Operating Costs and Expenses
For the years ended December 31, 2016 and 2015, we incurred total operating costs and expenses of $69,956 and $41,554, respectively. For the years ended December 31, 2016 and 2015, we incurred general and administrative expenses of $35,501 and $27,811, respectively. The increase in general and administrative expenses was primarily attributable to $850 in transaction costs associated with the Blair Contribution, $407 in other business development costs and $8,236 of bad debt expense associated primarily with a spot customer filing for bankruptcy.
For the year ended December 31, 2016, we incurred impairments and other expenses of $34,025 primarily related to the impairment of goodwill. For the year ended December 31, 2015, we incurred impairments and other expenses of $25,659 related to the impairment of the Sand Supply Agreement, idled administrative and transload facilities, costs associated with staffing reductions and relocations and the write-off of costs associated with abandoned construction projects.
In December 2015, we received a settlement payment of $22,500 for past and future obligations under a customer contract, $12,310 of this settlement was recognized as other operating income, with the remainder of the payment recorded as other revenue for make-whole payments as described above.
Interest Expense
Interest expense was $13,653 and $14,126 for the years ended December 31, 2016 and 2015, respectively. The decrease in interest expense was generally driven by the payment in full of the outstanding balance on our revolver in the second quarter of 2016.

Net Income (Loss)
Net loss was $84,519 for the year ended December 31, 2016, compared to net income of $27,722 for the year ended December 31, 2015.
Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
Revenues
The following table presents sales, volume and pricing comparisons for the year ended December 31, 2015, as compared to the year ended December 31, 2014:

	Year Ended December 31,			Percentage
	2015	2014	Change	Change
Revenues generated from the sale of frac sand (in thousands)	$310,466	$323,043	$(12,577)	(4)%
Tons sold	5,003,702	4,584,811	418,891	9%
Percentage of volumes sold in-basin	51%	33%	18%	55%
Average price per ton sold	$62	$70	$(8)	(11)%
Revenues generated from the sale of frac sand was $310,466 and $323,043 for the years ended December 31, 2015 and 2014, respectively, during which we sold 5,003,702 and 4,584,811 tons of frac sand, respectively. Average sales price per ton was $62 and $70 for the years ended December 31, 2015 and 2014, respectively. The average sales price between the two periods differs due to the mix in pricing of FOB plant and in-basin volumes (51% and 33% of tons were sold in-basin for the years ended December 31, 2015 and 2014, respectively), offset by changes in industry sales price trends. With the decline in oil and gas prices and resulting decline in drilling activity, we began discounting pricing for contract customers during 2015. Generally, sales prices per ton were rising throughout 2014, and declining throughout 2015. Price per ton exiting 2015 was significantly lower than 2014. Average sales price per ton was also somewhat impacted by the mix of product mesh sizes.
Other revenue related to transload, terminaling, silo leases, contract make-wholes and other services was $29,174 and $63,504 for the years ended December 31, 2015 and 2014, respectively. The level of transloading and logistics services provided at our terminals was increasing during 2014, and decreasing significantly during the corresponding period of 2015, both trends being in-line with industry demand for sand and our sales volumes. In addition, other revenue in 2015 includes $10,190 of make-whole payments related to the contract settlement payment.
Costs of goods sold – Production costs
We incurred production costs of $73,327 and $68,381 for the years ended December 31, 2015 and 2014, respectively. The overall increase in production costs was attributable to increased volumes produced and delivered from our production facilities during the year ended December 31, 2015 as compared to the year ended December 31, 2014.
The principal components of production costs involved in operating our business are excavation costs, plant operating costs and royalties. Such costs, with the exception of royalties, are capitalized as a component of inventory and are reflected in costs of goods sold when inventory is sold. Royalties are charged to expense in the period in which they are incurred. The following table provides a comparison of the drivers impacting the level of production costs for the years ended December 31, 2015 and 2014.

	Year Ended December 31,
	2015	2014
Excavation costs	$19,987	$17,329
Plant operating costs	39,680	35,083
Royalties	13,660	15,969
Total production costs	$73,327	$68,381

Costs of goods sold – Other cost of sales
The other principal costs of goods sold are the cost of purchased sand, freight charges, fuel surcharges, railcar lease expense, terminal switch fees, demurrage costs, storage fees, transload fees, labor and facility rent. The cost of purchased sand and transportation related charges are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold. Other cost components, including costs associated with storage in-basin, such as demurrage, and costs related to terminal operations, such as labor and rent, are charged to costs of goods sold in the period in which they are incurred.

	Year Ended December 31,
	2015	2014
Purchases of sand	$2,754	$1,385
Transportation costs	143,006	104,919
Other cost of sales	20,538	27,494
Total other cost of sales	$166,298	$133,798
We procure sand from our facilities, and when needed, on the spot market and through a long-term supply agreement with a third party at a specified price per ton and through the spot market. For the years ended December 31, 2015 and 2014, we incurred $2,754 and $1,385 of purchased sand costs from other suppliers, respectively.
We incur transportation costs including freight charges, fuel surcharges and railcar lease costs when transporting our sand from its origin to destination. For the years ended December 31, 2015 and 2014, we incurred $143,006 and $104,919 of transportation costs, respectively, reflecting the increased volumes sold at our terminals. Other costs of sales was $20,538 and $27,494 during the years ended December 31, 2015 and 2014, respectively, and was primarily comprised of demurrage, storage and transload fees and on-site labor. The increase in transportation and other costs of sales was driven by increased throughput of tonnage at our terminals. Other costs of sales for the year ended December 31, 2015 was negatively impacted by repair costs of silos at our Smithfield terminal and increased rail diversion and storage costs primarily as a result of railcar moves to the Partnership's production facilities and long-term third party storage facilities.
Costs of goods sold – Depreciation, depletion and amortization of intangible assets
For the years ended December 31, 2015 and 2014, we incurred $16,613 and $12,002, respectively, of depreciation, depletion and amortization expense. The increase was driven by additional assets, including depreciation of the costs associated with the expansion of the Augusta facility, a full year of operations at our Whitehall facility, and depletion of additional acreage acquired during the second half of 2014.
Gross Profit
Gross profit was $83,402 and $172,366 for the years ended December 31, 2015 and 2014, respectively. Gross profit percentage declined to 24.6% for the year ended December 31, 2015 from 44.6% for the year ended December 31, 2014. The decline was primarily driven by pricing discounts and increased transportation costs as more volumes were sold at our terminals.
Operating Costs and Expenses
For the years ended December 31, 2015 and 2014, we incurred total operating costs and expenses of $41,554 and $28,314, respectively. For the years ended December 31, 2015 and 2014, we incurred general and administrative expenses of $27,811 and $28,038, respectively. The decrease in general and administrative expenses was primarily attributable to $768 of transaction costs associated with the Augusta Contribution in 2014 and decreased amortization of intangible assets of $1,731. In addition, general and administrative expenses decreased with the closure of a regional administrative office, resulting in staffing reductions and a decrease in travel costs. These decreases were offset by increased costs associated with the construction of the Blair facility.
For the year ended December 31, 2015, we incurred impairments and other expenses of $25,659 related to the impairment of the Sand Supply Agreement, idled administrative and transload facilities, costs associated with staffing reductions and relocations and the write-off of costs associated with abandoned construction projects.
In December 2015, we received a settlement payment of $22,500 for past and future obligations under a customer contract, $12,310 of this settlement was recognized as other operating income, with the remainder of the payment recorded as other revenue for make-whole payments as described above.
Interest Expense
Interest expense was $14,126 and $10,111 for the years ended December 31, 2015 and 2014, respectively. The increase in interest expense during 2015 was primarily attributable to additional borrowings on our revolver and interest on our $200,000 senior secured term loan facility, which was fully drawn on April 28, 2014 to finance the Augusta Contribution. During 2015, we amended our Revolving Credit Agreement and as a result of this modification, we accelerated amortization of $662 representing a portion of the remaining unamortized balance of debt issuance costs.

Net Income
Net income was $27,722 and $133,941 for the years ended December 31, 2015 and 2014, respectively.
Liquidity and Capital Resources
Overview
We expect our principal sources of liquidity will be cash generated by our operations, supplemented by borrowings under our Revolving Credit Agreement, as available. We believe that cash from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements. As of February 10, 2017, our sources of liquidity consisted of $5,664 of available cash and $66,216 pursuant to available borrowings under our Revolving Credit Agreement ($75,000, net of $8,784 letter of credit commitments) and had no indebtedness. On March 15, 2017, with the closing of the Whitehall Contribution the Partnership's letter of credit commitments increased by $6,250 for commitments associated with Whitehall. In addition, we have a $200,000 senior secured term loan facility which permits us to add one or more incremental term loan facilities in an aggregate amount not to exceed $100,000. We also have entered into an equity distribution program under which we may sell, from time to time, common units representing limited partner interests in the Partnership up to an aggregate gross sales price of $50,000. Our General Partner is also authorized to issue an unlimited number of units without the approval of existing limited partner unitholders.
We expect that our future principal uses of cash will be for working capital, capital expenditures, funding debt service obligations and making distributions to our unitholders. On October 26, 2015, our General Partner’s board of directors announced the temporary suspension of our quarterly distribution to common unitholders in order to conserve cash and preserve liquidity. It is currently uncertain when market conditions will improve to a level at which time the General Partner's board of directors would consider it appropriate to reinstate the distribution.
Revolving Credit Agreement and Senior Secured Term Loan Facility
As of February 10, 2017, we have a $75,000 senior secured Revolving Credit Agreement, which matures in April 2019. As of February 10, 2017, we had $66,216 of undrawn borrowing capacity ($75,000, net of $8,784 letter of credit commitments) and had no indebtedness under our Revolving Credit Agreement. On March 15, 2017, with the closing of the Whitehall Contribution the Partnership's letter of credit commitments increased by $6,250 for commitments associated with Whitehall. The Revolving Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including limits or restrictions on the Partnership’s ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate, and dispose of assets. Due to declining market conditions, on November 5, 2015, the Partnership entered into the Second Amendment, which waives the compliance of customary financial covenants through June 29, 2017 (the "Effective Period"), after which the maximum leverage ratio is 5.0x for the fiscal quarter ending June 30, 2017 annualized, 4.5x for the six months ending September 30, 2017 annualized, 4.0x for the nine months ending December 31, 2017 annualized, and 3.5x for the twelve months ending March 31, 2018 and thereafter. After the Effective Period, the minimum interest coverage ratio, as defined, is 2.5x for each fiscal quarter ending on or after June 30, 2017. In addition, the Second Amendment established certain minimum quarterly EBITDA covenants, allows distributions to unitholders up to 50% of quarterly distributable cash flow after quarterly debt payments on the term loan during the Effective Period, and required that capital expenditures during 2016 not exceed $28,000. As a result, of further declines in volumes and pricing and their impact on earnings and cash flow, on April 28, 2016, the Partnership entered into the Third Amendment, which waives the minimum quarterly EBITDA covenants and establishes a maximum EBITDA loss for the six months ending March 31, 2017.
As of December 31, 2016, we were in compliance with the amended covenants contained in the Revolving Credit Agreement. However, the decline in volumes and pricing referred to above contributed to a net loss and negative cash flow from operations for the year ended December 31, 2016. Our ability to comply with such covenants in the future, and access our undrawn borrowing capacity under our Revolving Credit Agreement, is dependent primarily on achieving certain levels of EBITDA, as defined. We believe we will remain in compliance in 2017 with such covenants based on our forecasts for volumes, prices and EBITDA, which are above those experienced in the second half of 2016 and are consistent with the increasing sales volumes and prices we have experienced since the second half of 2016 through the first several weeks of 2017. The forecasted levels of EBITDA are therefore based on our expectation of future volumes and price increases which are subject to risk and uncertainty regarding market conditions for proppant. There can be no assurance that the Partnership will achieve the volumes and pricing included in the forecasts and therefore achieve the planned levels of EBITDA in future periods. If the levels of EBITDA are not sufficient to meet the minimum amounts required for covenant compliance, an event of default could occur.

As of February 10, 2017, we have a $200,000 senior secured term loan facility, which matures in April 2021. As of February 10, 2017, the senior secured term loan facility was fully drawn with a $194,500 balance outstanding. The senior secured term loan facility permits us to add one or more incremental term loan facilities in an aggregate amount not to exceed $100,000. Any incremental senior secured term loan facility would be on terms to be agreed among us, the administrative agent under the senior secured term loan facility and the lenders who agree to participate in the incremental facility. Borrowings under our senior secured term loan facility are secured by substantially all of our assets.
Credit Ratings
As of February 10, 2017, the credit rating of the Partnership’s senior secured term loan credit facility was B from Standard and Poor’s and Caa1 from Moody’s.
The credit ratings of the Partnership’s senior secured term loan facility reflect only the view of a rating agency and should not be interpreted as a recommendation to buy, sell or hold any of our securities.  A credit rating can be revised upward or downward or withdrawn at any time by a rating agency, if it determines that circumstances warrant such a change.  A credit rating from one rating agency should be evaluated independently of credit ratings from other rating agencies.
Equity Distribution Agreement
On January 4, 2017, the Partnership entered into an equity distribution program with certain financial institutions (each, a "Manager") under which we may sell, from time to time, through or to the Managers, common units representing limited partner interests in the Partnership up to an aggregate gross sales price of $50,000. As of February 10, 2017, the Partnership had not issued any common units under this equity distribution program.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material effect on our current or future financial condition, changes in financial condition, sales, expenses, results of operations, liquidity, capital expenditures or capital resources.
The Partnership has long-term operating leases for railcars and equipment used at its terminal sites, some of which are also under long-term lease agreements with various railroads.
Capital Requirements
During the year ended December 31, 2016, we spent $44,011 related to costs associated with the completion of our Blair facility, completion of terminal facilities in Colorado and Texas, and expansion of rail capacity at our Wyeville facility, among other projects. We plan to spend $30,000 to $35,000 in 2017 related to equipment for the PropStream integrated logistics solution, terminal expansion and overburden removal, among other projects. In addition, we have committed to investing up to $17,400 in PropX, of which, $10,232 has been funded as of December 31, 2016.
Working Capital
Working capital is the amount by which current assets, excluding cash exceed current liabilities and is a measure of our ability to pay our liabilities as they become due. At the end of any given period, accounts receivable and payable tied to sales and purchases are relatively balanced to the volume of tons sold during the period. The factors that typically cause overall variability in the Partnership's working capital are (1) changes in receivables due to fluctuations in volumes sold, pricing and timing of collection, (2) inventory levels, which the Partnership closely manages, or (3) major structural changes in the Partnership's asset base or business operations, such as any acquisition, divestures or organic capital expenditures. As of December 31, 2016, we had a working capital deficit balance of $(61,233), as compared to a working capital deficit of $(175,592) at December 31, 2015. The deficits as of December 31, 2016 and 2015 are driven by the $115,961 of cumulative advances received from our sponsor to finance the construction of the Whitehall facility. The deficit as of December 31, 2015 is due to the advances for the Whitehall facility and $105,250 of advances received from our sponsor to finance the construction of the Blair facility. Excluding the total advances outstanding from our sponsor, our working capital balances would have been positive $54,728 and $44,839 as of December 31, 2016 and 2015, respectively.

The following table summarizes our working capital as of the dates indicated.

	Year Ended December 31,
	2016	2015
Current assets:
Accounts receivable, net	$52,834	$41,477
Inventories	29,277	36,590
Prepaid expenses and other current assets	2,716	4,927
Total current assets	84,827	82,994
Current liabilities:
Accounts payable	19,264	26,112
Accrued and other current liabilities	8,155	8,566
Due to sponsor	118,641	223,908
Total current liabilities	146,060	258,586
Working capital (deficit)	$(61,233)	$(175,592)
Accounts receivable increased by $11,357 during the year ended December 31, 2016, reflecting the combined impact of increased sales volumes during the month of December 2016 compared to the month of December 2015 and increases in days sales outstanding from customers.
Our inventory consists primarily of sand that has been excavated and processed through the wet plant and finished goods. The decrease in our inventory of $7,313 was primarily driven by decreased in-basin finished goods inventory on hand at December 31, 2016 as compared to 2015.
Prepaid expenses and other current assets decreased by $2,211 during the year ended December 31, 2016. The decrease was primarily driven by the timing of prepayments made on railcar leases.
Accounts payable and accrued liabilities decreased by $7,259 on a combined basis, primarily due to a decrease in the outstanding payables associated with the 2015 capital projects, as well as timing of payments on current construction projects. This decrease was offset by increased transportation and other related payables as in-basin sales were higher in the fourth quarter of 2016 as compared to the same period in 2015.
Our balance due to our sponsor decreased $105,267 during the year ended December 31, 2016, primarily as a result of $120,950 of sponsor advances converting to capital on August 31, 2016, in connection with the closing of the Blair Contribution.
The following table provides a summary of our cash flows for the periods indicated.

	Year Ended December 31,
	2016	2015	2014
Net cash provided by (used in):
Operating activities	$(27,985)	$100,748	$103,347
Investing activities	(127,840)	(126,526)	(396,055)
Financing activities	147,104	33,509	277,611
Cash Flows - Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
Operating Activities
Net cash used by operating activities was $27,985 for the year ended December 31, 2016, compared to net cash provided by $100,748 for the year ended December 31, 2015. Operating cash flows include a net loss of $84,519 and net income earned of $27,722 during the years ended December 31, 2016 and 2015, respectively, adjusted for non-cash operating expenses and changes in operating assets and liabilities described above. The decrease in cash flows from operations was primarily attributable to decreased gross profit margins on 15% lower sales volumes, coupled with a net increase in our working capital as compared to 2015 as described above.
Investing Activities
Net cash used in investing activities was $127,840 for the year ended December 31, 2016, which consisted of the $75,000 cash portion of the purchase price for the Blair Contribution, $10,232 of contribution to our equity method investment in PropX and $44,011 of capital expenditures primarily related to the completion of the construction for the Blair facility and terminal facilities in Colorado and Texas, and expansion of rail capacity at our Wyeville facility.

Net cash used in investing activities was $126,526 for the year ended December 31, 2015, which primarily consisted of the $127,217 of capital expenditures for the construction of our Blair facility, expansion of our Augusta facility, expansion of silo storage at our terminals in Pennsylvania and Ohio, and construction of our terminal facilities in Colorado and Texas. During the year ended December 31, 2015, $691 of restricted cash was released from escrow upon completion of a project.
Financing Activities
Net cash provided by financing activities was $147,104 for the year ended December 31, 2016, and was comprised of $189,037 net proceeds from the issuance of 19,550,000 common units, $16,480 of advances received from our sponsor primarily to fund the construction of the Blair facility and $111 of proceeds from participants in our unit purchase program, offset by $128 of loan origination costs, a $52,500 repayment of the outstanding balance on our Revolving Credit Agreement and $5,896 of repayments on other long-term debt.
Net cash provided by financing activities was $33,509 for the year ended December 31, 2015, and was comprised of $52,500 of net borrowings under the Revolving Credit Agreement, $53,512 of advances from our sponsor and $403 of proceeds from participants in our unit purchase program, offset by $70,072 of distributions to our unitholders, $406 of loan origination costs, and $2,428 of repayments of our long-term debt.
Cash Flows - Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
Operating Activities
Net cash provided by operating activities was $100,748 and $103,347 for the years ended December 31, 2015 and 2014, respectively. Operating cash flows include $27,722 and $133,941 of net income earned during the years ended December 31, 2015 and 2014, respectively, adjusted for non-cash operating expenses and changes in operating assets and liabilities described above. The decrease in cash flows from operations was primarily attributable to decreased gross profit margins, offset by a net decrease in our working capital associated with lower revenues in 2015 as compared to 2014.
Investing Activities
Net cash used in investing activities was $126,526 for the year ended December 31, 2015, which primarily consisted of the $127,217 of capital expenditures for the construction of our Blair facility, expansion of our Augusta facility, expansion of silo storage at our terminals in Pennsylvania and Ohio, and construction of our terminal facilities in Colorado and Texas. During the year ended December 31, 2015, $691 of restricted cash was released from escrow upon completion of a project.
Net cash used in investing activities was $396,055 for the year ended December 31, 2014, which consisted of the $224,250 cost of the Augusta Contribution and $171,805 of capital expenditures primarily associated with construction of our Whitehall and Blair facilities, an expansion of our Augusta facility, purchases of additional equipment and construction of facilities to produce and store 100 mesh product at our facilities, and construction costs for our terminal facility in the Permian basin.
Financing Activities
Net cash provided by financing activities was $33,509 for the year ended December 31, 2015, and was comprised of $52,500 of net borrowings under the Revolving Credit Agreement, $53,512 of advances from our sponsor and $403 of proceeds from participants in our unit purchase program, offset by $70,072 of distributions to our unitholders, $406 of loan origination costs, and $2,428 of repayments of our long-term debt.
Net cash provided by financing activities was $277,611 for the year ended December 31, 2014, and was comprised of $198,000 of cash proceeds from the term loan issuance, $133,228 of advances from our sponsor and $170,693 from the issuance of 4,325,000 common units, offset by $77,421 of distributions to our unitholders, $7,120 of loan origination costs, $138,250 repayment of our prior revolving credit facility and $1,500 repayment of our term loan.
Customer Concentration
For the year ended December 31, 2016, sales to each of Halliburton, Liberty, US Well Services and Weatherford accounted for greater than 10% of our total revenues. In the fourth quarter of 2016, Weatherford made the decision to idle its U.S. pressure pumping business. As of February 10, 2017, the contractual relationship with Weatherford remains in place. For the year ended December 31, 2015, sales to each of FTS International, Halliburton, Liberty and Weatherford accounted for greater than 10% of our total revenues. For the year ended December 31, 2014, sales to each FTS International, Halliburton and Weatherford accounted for greater than 10% of our total revenues.

Contractual Obligations
The following table presents our contractual obligations and other commitments as of December 31, 2016:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Repayment of term loan	$194,500	$2,000	$4,000	$188,500	$—
Repayment of other notes payable	6,705	962	5,743	—	—
Asset retirement obligations (a)	9,514	—	—	—	9,514
Investment in PropX	7,168	7,168	—	—	—
Minimum royalty payments	4,800	1,200	1,200	1,200	1,200
Termination of royalty agreements	3,375	3,375	—	—	—
Operating lease obligations	172,623	27,706	57,719	50,202	36,996
Minimum purchase commitments (b)	13,778	1,576	3,442	4,592	4,168
Total contractual obligations	$412,463	$43,987	$72,104	$244,494	$51,878

(a)	The asset retirement obligations represent the fair value of the post closure reclamation and site restoration commitments for our property and processing facilities located in Wisconsin.

(b)
We have entered into service agreements with transload service providers which requires us to purchase minimum amounts of services over specific periods of time at specific locations. Our failure to purchase the minimum level of services would require us to pay shortfall fees. However, the minimum quantities set forth in the agreements are not in excess of our current forecasted requirements at these locations.

Environmental Matters
We are subject to various federal, state and local laws and regulations governing, among other things, hazardous materials, air and water emissions, environmental contamination and reclamation and the protection of the environment and natural resources. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.
Recent Accounting Pronouncements
In November 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2016-18, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendment will be effective for the Partnership beginning January 1, 2018, with early adoption permitted, and should be applied retrospectively. The Partnership is currently assessing the impact that adopting this new accounting guidance will have on its Consolidated Financial Statements.
In August 2016, the FASB issued Accounting Standards Update No. 2016-15, which provides guidance that is intended to reduce diversity in practice in how certain cash receipts and cash payments are classified in the statement of cash flows. The amendment will be effective for the Partnership beginning January 1, 2018, with early adoption permitted. The Partnership is currently assessing the impact that adopting this new accounting guidance will have on its Consolidated Financial Statements and footnote disclosures.
In March 2016, the FASB issued Accounting Standards Update No. 2016-09, which identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. The new accounting guidance is effective for the Partnership beginning in the first quarter of 2017. The Partnership is currently assessing the impact that adopting this new accounting guidance will have on its Consolidated Financial Statements and footnote disclosures, but does not anticipate that adoption will have a material impact on its financial position, results of operations or cash flows.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, which will impact all leases with durations greater than twelve months. In general, such arrangements will be recognized as assets and liabilities on the balance sheet of the lessee. Under the new accounting guidance a right-of-use asset and lease obligation will be recorded for all leases, whether operating or financing, while the statement of operations will reflect lease expense for operating leases and amortization/interest expense for financing leases. The balance sheet amount recorded for existing leases at the date of adoption will be calculated using the applicable incremental borrowing rate at the date of adoption. The new accounting guidance is effective for the Partnership beginning in the first quarter of 2019, and should be applied retrospectively. The Partnership is currently assessing the impact that adopting this new accounting guidance will have on its Consolidated Financial Statements and footnote disclosures.
In May 2014, the FASB issued Accounting Standards Update No. 2014-09 ("ASU 2014-09"), an update that supersedes the most current revenue recognition guidance, as well as some cost recognition guidance. The update requires that an entity recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update also requires new qualitative and quantitative disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, information about contract balances and performance obligations, and assets recognized from costs incurred to obtain or fulfill a contract. The authoritative guidance, which may be applied on a full retrospective or modified retrospective basis whereby the entity records a cumulative effect of initially applying this update at the date of initial application, will be effective for the Partnership beginning January 1, 2018. Early adoption is not permitted. The FASB has also issued the following standards which clarify ASU 2014-09 and have the same effective date as the original standard: ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients and ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing. The Partnership is still assessing the adoption method it will elect upon implementation and related disclosure requirements.  Although we are still in the process of assessing the impact of the adoption of ASU 2014-09, the Partnership does not currently anticipate a material impact on its revenue recognition practices.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally acceptable in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported revenues and expenses during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis and base our estimates on historical experience, current conditions and various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Our actual results may materially differ from these estimates.
Listed below are the accounting policies we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved, and that we believe are critical to the understanding of our operations.
Inventories
Sand inventory is stated at the lower of cost or market using the average cost method.
Inventory manufactured at our plant facilities includes direct excavation costs, processing costs, overhead allocation, depreciation and depletion. Stockpile tonnages are calculated by measuring the number of tons added and removed from the stockpile. Tonnages are verified periodically by an independent surveyor. Costs are calculated on a per ton basis and are applied to the stockpiles based on the number of tons in the stockpile.
Inventory transported for sale at our terminal facilities or at the blender includes the cost of purchased or manufactured sand, plus transportation and handling related charges.
Spare parts inventory includes critical spares, materials and supplies. We account for spare parts on a first-in, first-out basis, and value the inventory at the lower of cost or market. Detail reviews are performed related to the net realizable value of the spare parts inventory, giving consideration to quality, excessive levels, obsolescence and other factors.
Depletion
We amortize the cost to acquire land and mineral rights using a units-of-production method, based on the total estimated reserves and tonnage extracted each period.

Impairment of Long-lived Assets
Recoverability of investments in property, plant and equipment, and mineral rights is evaluated annually. Estimated future undiscounted net cash flows are calculated using estimates of proven and probable sand reserves, estimated future sales prices (considering historical and current prices, price trends and related factors) and operating costs and anticipated capital expenditures. Reductions in the carrying value of our investment are only recorded if the undiscounted cash flows are less than our book basis in the applicable assets.
Impairment losses are recognized based on the extent that the remaining investment exceeds the fair value, which is determined based upon the estimated future discounted net cash flows to be generated by the property, plant and equipment and mineral rights.
Management’s estimates of prices, recoverable proven and probable reserves and operating and capital costs are subject to certain risks and uncertainties which may affect the recoverability of our investments in property, plant and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term, which could adversely affect management’s estimate of the net cash flows expected to be generated from its operating property.
Goodwill and Intangible Assets
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Partnership performs an assessment of the recoverability of goodwill during the third quarter of each fiscal year, or more often if events or circumstances indicate the impairment of an asset may exist. Our assessment of goodwill is based on qualitative factors to determine whether the fair value of the reporting unit is more likely than not less than the carrying value. An additional quantitative impairment analysis is completed if the qualitative analysis indicates that the fair value is not substantially in excess of the carrying value. The quantitative analysis determines the fair value of the reporting unit based on the discounted cash flow method and relative market-based approaches.
The Partnership amortizes the cost of other intangible assets on a straight line basis over their estimated useful lives, ranging from 1 to 20 years. An impairment assessment is performed if events or circumstances occur and may result in the change of the useful lives of the intangible assets.
Equity Method Investments
The Partnership accounts for investments, which it does not control but has the ability to exercise significant influence, using the equity method of accounting. Under this method, the investment is carried originally at cost, increased by any allocated share of the Partnership's net income and contributions made, and decreased by any allocated share of the Partnership's net losses and distributions received. The Partnership's allocated share of income and losses are based on the rights and priorities outlined in the equity investment agreement.
Asset Retirement Obligations
In accordance with Accounting Standards Codification (“ASC”) 410-20, Asset Retirement Obligations, we recognize reclamation obligations when incurred and record them as liabilities at fair value. In addition, a corresponding increase in the carrying amount of the related asset is recorded and depreciated over such asset’s useful life. The reclamation liability is accreted to expense over the estimated productive life of the related asset and is subject to adjustments to reflect changes in value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs.
Revenue Recognition
Frac sand sales revenues are recognized when legal title passes to the customer, which may occur at the production facility, rail origin, terminal or well site. At that point, delivery has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Revenue from make-whole provisions in our customer contracts is recognized at the end of the defined cure period when collectability is certain.
A substantial portion of our frac sand is sold to customers with whom we have long-term supply agreements, the current terms of which expire between 2017 and 2021. The agreements define, among other commitments, the volume of product that the Partnership must provide, the price that will be charged to the customer, and the volume that the customer must purchase by the end of the defined cure periods, which can range from three months to the end of a contract year.
Transportation services revenues are recognized as the services have been completed, meaning the related services have been rendered. At that point, delivery of service has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured.

Fair Value of Financial Instruments
The amounts reported in the balance sheet as current assets or liabilities, including cash, accounts receivable, accounts payable, accrued and other current liabilities approximate fair value due to the short-term maturities of these instruments. The fair value of the senior secured term loan approximated $191,531 as of December 31, 2016, based on the market price quoted from external sources, compared with a carrying value of $194,500. If the senior secured term loan was measured at fair value in the financial statements, it would be classified as Level 2 in the fair value hierarchy.
Net Income per Limited Partner Unit
We have identified the sponsor’s incentive distribution rights as participating securities and compute income per unit using the two-class method under which any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. Net income per unit applicable to limited partners is computed by dividing limited partners’ interest in net income, after deducting any sponsor incentive distributions, by the weighted-average number of outstanding limited partner units. Through March 31, 2014, basic and diluted net income per unit were the same as there were no potentially dilutive common or subordinated units outstanding.
Through August 15, 2014, the 3,750,000 Class B units outstanding did not have voting rights or rights to share in the Partnership’s periodic earnings, either through participation in its distributions or through an allocation of its undistributed earnings or losses, and so were not deemed to be participating securities in their form as Class B units. In addition, the conversion of the Class B units into common units was fully contingent upon the satisfaction of defined criteria pertaining to the cumulative payment of distributions and earnings per unit of the Partnership. As such, until all of the defined payment and earnings criteria were satisfied, the Class B units were not included in our calculation of either basic or diluted earnings per unit. As such, for the quarter ended June 30, 2014, the Class B units were included in our calculation of diluted earnings per unit. On August 15, 2014, the Class B units converted into common units, at which time income allocations commenced on such units and the common units were included in our calculation of basic and diluted earnings per unit.
The Partnership's historical financial information has been recast to consolidate Augusta, Blair, Whitehall and Other Assets for all periods presented. The amounts of incremental income or losses recast to periods prior to the Augusta Contribution, Blair Contribution and Whitehall Contribution are excluded from the calculation of net income per limited partner unit.
Income Taxes
The Partnership is a pass-through entity and is not considered a taxing entity for federal tax purposes. Therefore, there is not a provision for income taxes in the accompanying Condensed Consolidated Financial Statements. The Partnership's net income or loss is allocated to its partners in accordance with the partnership agreement. The partners are taxed individually on their share of the Partnership’s earnings. At December 31, 2016 and 2015, the Partnership did not have any liabilities for uncertain tax positions or gross unrecognized tax benefit.
Related Party Transactions
Omnibus Agreement: On August 20, 2012, we entered into an omnibus agreement with our general partner and our sponsor. Pursuant to the terms of this agreement, our sponsor will indemnify us and our subsidiaries for certain liabilities over specified periods of time, including but not limited to certain liabilities relating to (a) environmental matters pertaining to the period prior to our IPO and the contribution of the Wyeville assets from our sponsor, provided that such indemnity is capped at $7,500 in aggregate, (b) federal, state and local tax liabilities pertaining to the period prior to our initial public offering and the contribution of the Wyeville assets from our sponsor, (c) inadequate permits or licenses related to the contributed assets, and (d) any losses, costs or damages incurred by us that are attributable to our sponsor’s ownership and operation of such assets prior to our IPO and our sponsor’s contribution of such assets. In addition, we have agreed to indemnify our sponsor from any losses, costs or damages it incurs that are attributable to our ownership and operation of the contributed assets following the closing of the IPO, subject to similar limitations as on our sponsor’s indemnity obligations to us.
Services Agreement: Effective August 16, 2012, our sponsor entered into a services agreement (the “Services Agreement”) with our General Partner, Hi-Crush Services LLC (“Hi-Crush Services”) and the Partnership, pursuant to which Hi-Crush Services provides certain management and administrative services to the Partnership to assist in operating the Partnership’s business. Under the Services Agreement, the Partnership reimburses Hi-Crush Services and its affiliates, on a monthly basis, for the allocable expenses it incurs in its performance under the Services Agreement. These expenses include, among other things, administrative, rent and other expenses for individuals and entities that perform services for the Partnership. Hi-Crush Services and its affiliates will not be liable to the Partnership for its performance of services under the Services Agreement, except for liabilities resulting from gross negligence. During the years ended December 31, 2016, 2015 and 2014, the Partnership incurred $4,938, $5,260 and $9,730, respectively, of management and administrative service expenses from Hi-Crush Services.
In the normal course of business, our sponsor and its affiliates, including Hi-Crush Services, and the Partnership may from time to time make payments on behalf of each other.

As of December 31, 2016 and 2015, an outstanding balance of $118,641 and $223,908, respectively, payable to our sponsor is maintained as a current liability under the caption “Due to sponsor”. The December 31, 2015, balance was primarily related to construction advances made to Blair and Whitehall. On August 31, 2016, $120,950 of sponsor advances were converted into capital. The December 31, 2016 balance was primarily related to construction advances made to Whitehall.
During the years ended December 31, 2015 and 2014, the Partnership purchased $2,754 and $1,385, respectively, of sand from Goose Landing, LLC, a wholly owned subsidiary of Northern Frac Proppants II, LLC, which is reflected in cost of goods sold. During the year ended December 31, 2016, the Partnership did not purchase any sand from Goose Landing, LLC. The father of Mr. Alston, who is a director of our General Partner, owned a beneficial equity interest in Northern Frac Proppants II, LLC.
On September 8, 2016, the Partnership entered into an agreement to form PropX, which is accounted for as an equity method investment. Through December 31, 2016, the Partnership has invested $10,232 into PropX. During the year ended December 31, 2016, the Partnership purchased $1,566 of equipment from PropX, which is reflected in property, plant and equipment. As of December 31, 2016, the Partnership had accounts payable of $1,553 to PropX for equipment, which is reflected in accounts payable on our Consolidated Balance Sheet. In addition to equipment purchases, we incurred $124 of lease expenses, reflected in cost of goods, related to equipment leased from PropX.
During the years ended December 31, 2016, 2015 and 2014, the Partnership engaged in multiple construction projects and purchased equipment, machinery and component parts from various vendors that were represented by Alston Environmental Company, Inc. or Alston Equipment Company (“Alston Companies”), which regularly represent vendors in such transactions. The vendors in question paid a commission to the Alston Companies in an amount that is unknown to the Partnership. The sister of Mr. Alston, who is a member of our Board of Directors and through October 28, 2016 was our general partner's Chief Operating Officer, has an ownership interest in the Alston Companies. The Partnership has not paid any sum directly to the Alston Companies and Mr. Alston has represented to the Partnership that he received no compensation from the Alston Companies related to these transactions.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
HI-CRUSH PARTNERS LP

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Hi-Crush GP LLC
and Unitholders of Hi-Crush Partners LP

In our opinion, the accompanying consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of operations, partners’ capital and cash flows present fairly, in all material respects, the financial position of Hi-Crush Partners LP and its subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Partnership's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Partnership's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 21, 2017, except for the effects of the merger of entities under common control discussed in Note 4, as to which the date is May 1, 2017.

HI-CRUSH PARTNERS LP
Consolidated Balance Sheets
(In thousands, except unit amounts)

	December 31,
	2016 (a)	2015 (a)(b)
Assets
Current assets:
Cash	$4,521	$13,242
Accounts receivable, net	52,834	41,477
Inventories	29,277	36,590
Prepaid expenses and other current assets	2,716	4,927
Total current assets	89,348	96,236
Property, plant and equipment, net	541,693	518,148
Goodwill and intangible assets, net	10,097	45,524
Equity method investments	10,232	—
Other assets	7,831	9,830
Total assets	$659,201	$669,738
Liabilities, Equity and Partners' Capital
Current liabilities:
Accounts payable	$19,264	$26,112
Accrued and other current liabilities	8,155	8,566
Due to sponsor	118,641	223,908
Current portion of long-term debt	2,962	3,258
Total current liabilities	149,022	261,844
Long-term debt	193,458	246,783
Asset retirement obligations	9,514	8,711
Other liabilities	5,000	—
Total liabilities	356,994	517,338
Commitments and contingencies
Equity and partners' capital:
General partner interest	—	—
Limited partners interest, 63,668,244 and 36,959,970 units outstanding, respectively	299,516	146,740
Total partners' capital	299,516	146,740
Non-controlling interest	2,691	5,660
Total equity and partners' capital	302,207	152,400
Total liabilities, equity and partners' capital	$659,201	$669,738

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Whitehall LLC and Other Assets. See Note 4.

(b)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC. See Note 4.

See Notes to Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Consolidated Statements of Operations
(In thousands, except per unit amounts)

	Year Ended December 31,
	2016 (a)	2015 (a)(b)	2014 (a)(b)(c)
Revenues	$204,430	$339,640	$386,547
Cost of goods sold (excluding depreciation, depletion and amortization)	188,308	239,625	202,179
Depreciation, depletion and amortization	17,032	16,613	12,002
Gross profit (loss)	(910)	83,402	172,366
Operating costs and expenses:
General and administrative expenses	35,501	27,811	28,038
Impairments and other expenses (Note 14)	34,025	25,659	11
Accretion of asset retirement obligations	430	394	265
Other operating income	—	(12,310)	—
Income (loss) from operations	(70,866)	41,848	144,052
Other income (expense):
Interest expense	(13,653)	(14,126)	(10,111)
Net income (loss)	$(84,519)	$27,722	$133,941
Earnings (loss) per limited partner unit:
Basic	$(1.64)	$0.73	$3.09
Diluted	$(1.64)	$0.73	$3.00

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Whitehall LLC and Other Assets. See Note 4.

(b)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC. See Note 4.

(c)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 4.

See Notes to Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2016 (a)	2015 (a)(b)	2014 (a)(b)(c)
Operating activities:
Net income (loss)	$(84,519)	$27,722	$133,941
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and depletion	17,039	15,684	10,232
Amortization of intangible assets	1,682	2,620	5,186
Loss on impairments of goodwill and intangible assets	33,745	18,606	—
Provision for doubtful accounts	8,236	—	—
Unit-based compensation to directors and employees	2,620	2,983	1,470
Amortization of loan origination costs into interest expense	1,866	2,293	1,264
Accretion of asset retirement obligations	430	394	265
(Gain) loss on disposal or impairments of property, plant and equipment	(357)	6,514	—
Management fees paid by sponsor on behalf of the Partnership	—	—	1,910
Changes in operating assets and liabilities:
Accounts receivable	(19,593)	40,640	(44,675)
Inventories	7,270	(6,954)	(5,142)
Prepaid expenses and other current assets	2,190	1,561	(4,767)
Other assets	1,360	(2,962)	(2,974)
Accounts payable	1,277	(2,583)	8,001
Accrued and other current liabilities	(434)	(6,326)	6,067
Due to sponsor	(797)	556	(7,431)
Net cash provided by (used in) operating activities	(27,985)	100,748	103,347
Investing activities:
Capital expenditures for property, plant and equipment	(44,011)	(127,217)	(171,805)
Proceeds from sale of property, plant and equipment	1,403	—	—
Cash used for business combinations	(75,000)	—	(224,250)
Equity method investments	(10,232)	—	—
Restricted cash, net	—	691	—
Net cash used in investing activities	(127,840)	(126,526)	(396,055)
Financing activities:
Proceeds from equity issuances, net	189,037	—	170,693
Proceeds from issuance of long-term debt	—	65,000	198,000
Repayment of long-term debt	(58,396)	(14,928)	(139,750)
Loan origination costs	(128)	(406)	(7,120)
Affiliate financing, net	16,480	53,512	133,228
Proceeds from unit purchase program participants	111	403	—
Redemption of common units	—	—	(19)
Distributions paid	—	(70,072)	(77,421)
Net cash provided by financing activities	147,104	33,509	277,611
Net increase (decrease) in cash	(8,721)	7,731	(15,097)
Cash at beginning of period	13,242	5,511	20,608
Cash at end of period	$4,521	$13,242	$5,511
Non-cash investing and financing activities:
Increase (decrease) in accounts payable and accrued liabilities for additions to property, plant and equipment	$(8,125)	$1,141	$3,003
Increase in property, plant and equipment for asset retirement obligations	373	—	3,425
Debt financed capital expenditures	3,676	3,676	3,676
Estimated fair value of contingent consideration liability	5,000	—	—
Increase (decrease) in accrued distribution equivalent rights	(88)	245	—
Due to sponsor balance converted into non-controlling interest	120,950	—	—
Expense paid by sponsor on behalf of the Partnership	1,652	2,787	1,600
Cash paid for interest	$11,787	$11,833	$8,847

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Whitehall LLC and Other Assets. See Note 4.

(b)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC. See Note 4.

(c)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 4.
See Notes to Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Consolidated Statements of Partners’ Capital
(In thousands)

	General Partner Capital	Sponsor Class B Units	Limited Partners
			Common Unit Capital	Sponsor Subordinated Unit Capital	Total Limited Partner Capital	Total Partner Capital	Non-Controlling Interest	Total Equity and Partners Capital
Balance at December 31, 2013	$—	$9,543	$88,079	$50,093	$138,172	$147,715	$34,980	$182,695
Issuance of 12,554 common units to directors and employees	—	—	458	—	458	458	—	458
Unit-based compensation expense	—	—	1,109	—	1,109	1,109	—	1,109
Management fees paid by sponsor on behalf of the Partnership (c)	—	—	—	—	—	—	492	492
Issuance of 4,325,000 common units, net	—	—	170,693	—	170,693	170,693	—	170,693
Acquisition of 390,000 common units of Hi-Crush Augusta LLC	—	—	(111,794)	(78,257)	(190,051)	(190,051)	(34,199)	(224,250)
Redemption of 299 common units	—	—	(19)	—	(19)	(19)	—	(19)
Conversion of Class B units into 3,750,000 common units	—	(9,543)	9,543	—	9,543	—	—	—
Non-cash contributions by sponsor (a)(b)	—	—	—	—	—	—	1,600	1,600
Distributions (c)	(863)	—	(46,073)	(30,485)	(76,558)	(77,421)	—	(77,421)
Net income (a)(b)(c)	863	—	78,601	54,477	133,078	133,941	—	133,941
Balance at December 31, 2014	—	—	190,597	(4,172)	186,425	186,425	2,873	189,298
Issuance of 6,344 common units to directors	—	—	200	—	200	200	—	200
Conversion of subordinated units to common units (b)	—	—	(21,393)	21,393	—	—	—	—
Allocation of recast net income (loss) for subordinated units capital (a)	—	—	5,501	(5,501)	—	—	—	—
Unit-based compensation expense	—	—	2,710	—	2,710	2,710	—	2,710
Distributions, including distribution equivalent rights	(2,622)	—	(42,802)	(24,893)	(67,695)	(70,317)	—	(70,317)
Non-cash contributions by sponsor (b)	—	—	—	—	—	—	2,787	2,787
Net income (a)(b)	2,622	—	11,927	13,173	25,100	27,722	—	27,722
Balance at December 31, 2015	—	—	146,740	—	146,740	146,740	5,660	152,400
Issuance of 19,550,000 common units, net	—	—	189,037	—	189,037	189,037	—	189,037
Issuance of 103,377 common units to directors	—	—	453	—	453	453	—	453
Unit-based compensation expense	—	—	2,146	—	2,146	2,146	—	2,146
Forfeiture of distribution equivalent rights	—	—	88	—	88	88	—	88
Non-cash contributions by sponsor	—	—	—	—	—	—	1,652	1,652
Conversion of advances to Hi-Crush Proppants LLC	—	—	—	—	—	—	120,950	120,950
Acquisition of Hi-Crush Blair LLC	—	—	45,571	—	45,571	45,571	(125,571)	(80,000)
Net loss (a)	—	—	(84,519)	—	(84,519)	(84,519)	—	(84,519)
Balance at December 31, 2016	$—	$—	$299,516	$—	$299,516	$299,516	$2,691	$302,207

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Whitehall LLC and Other Assets. See Note 4.

(b)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC. See Note 4.

(c)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 4.
See Notes to Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

1. Business and Organization
Hi-Crush Partners LP (together with its subsidiaries, the “Partnership”, "we", "us" or "our") is a Delaware limited partnership formed on May 8, 2012. In connection with its formation, the Partnership issued a non-economic general partner interest to Hi-Crush GP LLC (the “General Partner”), and a 100% limited partner interest to Hi-Crush Proppants LLC (the “sponsor”), its organizational limited partner. The Partnership is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wisconsin, consist of "Northern White" sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. The Partnership owns and operates a portfolio of sand facilities with on-site wet and dry plant assets, including direct access to major U.S. railroads for distribution to in-basin terminals. We own and operate a network of strategically located terminals and an integrated distribution system throughout North America, including our PropStreamTM integrated logistics solution, which delivers proppant into the blender at the well site.
On January 31, 2013, the Partnership entered into an agreement with the sponsor to acquire a preferred interest in Hi-Crush Augusta LLC ("Augusta"), the entity that owned the sponsor’s Augusta raw frac sand processing facility, for $37,500 in cash and 3,750,000 newly issued convertible Class B units in the Partnership (See Augusta Contribution below). Subsequently on August 15, 2014, our sponsor, who was the sole owner of our Class B units, elected to convert all of the 3,750,000 Class B units into common units on a one-for-one basis. The 3,750,000 converted common units were sold to the public on August 15, 2014.
On June 10, 2013, the Partnership acquired an independent frac sand supplier, D & I Silica, LLC (“D&I”), transforming the Partnership into an integrated Northern White frac sand producer, transporter, marketer and distributor. Founded in 2006, D&I was the largest independent frac sand supplier to the oil and gas industry drilling in the Marcellus and Utica shales.
On April 8, 2014, the Partnership entered into a contribution agreement with the sponsor to acquire substantially all of the remaining equity interests in the sponsor’s Augusta facility for cash consideration of $224,250 (the “Augusta Contribution”). To finance the Augusta Contribution and refinance the Partnership’s revolving credit agreement, the Partnership sold 4,325,000 newly issued common units in the Partnership and entered into a $200,000 senior secured term loan facility with certain lenders. The Augusta Contribution closed on April 28, 2014, and at closing, the Partnership’s preferred equity interest in Augusta was converted into common equity interests of Augusta. Following the Augusta Contribution, the Partnership owned 98.0% of Augusta’s common equity interests.
On August 9, 2016, the Partnership entered into a contribution agreement with the sponsor to acquire all of the outstanding membership interests in Hi-Crush Blair LLC ("Blair"), the entity that owned our sponsor's Blair facility, for $75,000 in cash, 7,053,292 of newly issued common units in the Partnership, and payment of up to $10,000 of contingent consideration (the "Blair Contribution"). The Partnership completed the acquisition of the Blair facility on August 31, 2016.
On February 23, 2017, the Partnership entered into a contribution agreement with our sponsor to acquire all of the outstanding membership interests in Hi-Crush Whitehall LLC ("Whitehall"), the entity that owned our sponsor’s Whitehall facility, the remaining 2.0% equity interest in Augusta, and all of the outstanding membership interests in PDQ Properties LLC (together, the "Other Assets"), for $140,000 in cash and up to $65,000 of contingent consideration over a two-year period (the "Whitehall Contribution"). Refer to Note 4 for additional disclosure regarding the Whitehall Contribution. The Partnership completed this acquisition on March 15, 2017.

2. Basis of Presentation
The Augusta Contribution, Blair Contribution and Whitehall Contribution were accounted for as transactions between entities under common control whereby the net assets of Augusta, Blair, Whitehall and Other Assets were recorded at their historical cost. Therefore, the Partnership's historical financial information has been recast to combine Augusta, Blair, Whitehall and Other Assets with the Partnership as if the combination had been in effect since inception of the common control. Refer to Note 4 - Business Combinations for additional disclosure regarding the Augusta Contribution, Blair Contribution and Whitehall Contribution.
These financial statements have been prepared assuming the Partnership will continue to operate as a going concern. On a quarterly basis, the Partnership assesses whether conditions have emerged which may cast substantial doubt about the Partnership's ability to continue as a going concern for the next twelve months following the issuance of these financial statements. Refer to Note 8 - Long-Term Debt for additional disclosure regarding our assessment of events and conditions and our ability to comply with covenants under our senior secured revolving credit agreement (the "Revolving Credit Agreement").

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

3. Significant Accounting Policies
Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The more significant estimates relate to purchase accounting allocations and valuations, estimates and assumptions for our mineral reserves and its impact on calculating our depreciation and depletion expense under the units-of-production depreciation method, assessing potential impairment of long-lived assets, estimating potential loss contingencies, inventory valuation, valuation of unit-based compensation, estimated fair value of contingent consideration in the future and the estimated cost of future asset retirement obligations. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less.
Accounts Receivable
Trade receivables relate to sales of raw frac sand and related services for which credit is extended based on the customer’s credit history and are recorded at the invoiced amount and do not bear interest. The Partnership regularly reviews the collectability of accounts receivable. When it is probable that all or part of an outstanding balance will not be collected, the Partnership establishes or adjusts an allowance as necessary using the specific identification method. Account balances are charged against the allowance after all means of collection have been exhausted and potential recovery is considered remote. As of December 31, 2016 and 2015, the Partnership maintained an allowance for doubtful accounts of $1,549 and $663, respectively. During the first quarter of 2016, the Partnership incurred bad debt expense of $8,236 which was primarily the result of a spot customer filing for bankruptcy.
Deferred Charges
Certain direct costs incurred in connection with debt financing have been capitalized and are being amortized using the straight-line method, which approximates the effective interest method, over the life of the debt. Amortization expense is included in interest expense and was $1,866, $2,293 and $1,264 for the years ended December 31, 2016, 2015 and 2014, respectively.
On April 28, 2016 and November 5, 2015, we amended our Revolving Credit Agreement. As a result of these modifications, we accelerated amortization of $349 and $662, respectively, representing a portion of the remaining unamortized balance of debt issuance costs. Refer to Note 8 - Long-Term Debt for additional disclosure on our Revolver Credit Agreement.
In the first quarter of 2016, we adopted and applied on a retrospective basis Accounting Standards Update No. 2015-03, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. As of December 31, 2016 and 2015, the Partnership maintained unamortized debt issuance costs of $3,538 and $4,354 within long-term debt, respectively (See Note 8 - Long-Term Debt) and $913 and $1,541 within other assets, respectively. Balances maintained in other assets represent costs associated with our revolving credit facility.
The following is a summary of future amortization expense associated with deferred charges:

For the years ending December 31,
2017	$1,208
2018	1,208
2019	947
2020	816
2021	272
Total	$4,451

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Inventories
Sand inventory is stated at the lower of cost or market using the average cost method.
Inventory manufactured at our plant facilities includes direct excavation costs, processing costs, overhead allocation, depreciation and depletion. Stockpile tonnages are calculated by measuring the number of tons added and removed from the stockpile. Tonnages are verified periodically by an independent surveyor. Costs are calculated on a per ton basis and are applied to the stockpile based on the number of tons in the stockpile.
Inventory transported for sale at our terminal facilities or at the blender includes the cost of purchased or manufactured sand, plus transportation and handling related charges.
Spare parts inventory includes critical spares, materials and supplies. We account for spare parts on a first-in, first-out basis, and value the inventory at the lower of cost or market. Detail reviews are performed related to the net realizable value of the spare parts inventory, giving consideration to quality, excessive levels, obsolescence and other factors.
Property, Plant and Equipment
Additions and improvements occurring through the normal course of business are capitalized at cost. When assets are retired or disposed of, the cost and the accumulated depreciation and depletion are eliminated from the accounts and any gain or loss is reflected in the Consolidated Statements of Operations. Expenditures for normal repairs and maintenance are expensed as incurred. Construction-in-progress is primarily comprised of machinery and equipment which has not been placed in service.
Mine development costs include engineering, mineralogical studies, drilling and other related costs to develop the mine, the removal of overburden to initially expose the mineral and building access ways. Exploration costs are expensed as incurred and classified as exploration expense. Capitalization of mine development project costs begins once the deposit is classified as proven and probable reserves.
Drilling and related costs are capitalized for deposits where proven and probable reserves exist and the activities are directed at obtaining additional information on the deposit or converting non-reserve minerals to proven and probable reserves and the benefit is to be realized over a period greater than one year.
Mining property and development costs are amortized using the units-of-production method on estimated measured tons in in-place reserves. The impact of revisions to reserve estimates is recognized on a prospective basis.
Capitalized costs incurred during the year for major improvement and capital projects that are not placed in service are recorded as construction-in-progress. Construction-in-progress is not depreciated until the related assets or improvements are ready to be placed in service. We capitalize interest cost as part of the historical cost of constructing an asset and preparing it for its intended use. These interest costs are included in the property, plant and equipment line in the balance sheet.
Fixed assets other than plant facilities and buildings associated with productive, depletable properties are carried at historical cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Computer equipment	3 years
Furniture and fixtures	7 years
Vehicles	5 years
Equipment	5-15 years
Rail spurs and asset retirement obligations	17-33 years
Rail and rail equipment	15-20 years
Transload facilities and equipment	15-25 years
Plant facilities and buildings associated with productive, depletable properties that contain frac sand reserves are carried at historical cost and are depreciated using the units-of-production method. Units-of-production rates are based on the amount of proved developed frac sand reserves that are estimated to be recoverable from existing facilities using current operating methods.
Impairment of Long-lived Assets
Recoverability of investments in property, plant and equipment, and mineral rights is evaluated annually. Estimated future undiscounted net cash flows are calculated using estimates of proven and probable sand reserves, estimated future sales prices (considering historical and current prices, price trends and related factors) and operating costs and anticipated capital expenditures. Reductions in the carrying value of our investment are only recorded if the undiscounted cash flows are less than our book basis in the applicable assets.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Impairment losses are recognized based on the extent that the remaining investment exceeds the fair value, which is determined based upon the estimated future discounted net cash flows to be generated by the property, plant and equipment and mineral rights.
Management’s estimates of prices, recoverable proven and probable reserves and operating and capital costs are subject to certain risks and uncertainties which may affect the recoverability of our investments in property, plant and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term, which could adversely affect management’s estimate of the net cash flows expected to be generated from its operating property.
During the year ended December 31, 2015, we elected to idle five destination transload facilities and three rail origin transload facilities.  In addition, to consolidate our administrative functions, we closed down a regional office facility. As a result of these actions, we recognized an impairment of $6,186 related to the write-down of transload and office facilities assets to their net realizable value. No impairment charges were recorded during the years ended December 31, 2016 and 2014. Refer to Note 14 - Impairments and Other Expenses for additional disclosure regarding impairments.
Goodwill and Intangible Assets
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Partnership performs an assessment of the recoverability of goodwill during the third quarter of each fiscal year, or more often if events or circumstances indicate the impairment of an asset may exist. Our assessment of goodwill is based on qualitative factors to determine whether the fair value of the reporting unit is more likely than not less than the carrying value. An additional quantitative impairment analysis is completed if the qualitative analysis indicates that the fair value is not substantially in excess of the carrying value. The quantitative analysis determines the fair value of the reporting unit based on the discounted cash flow method and relative market-based approaches. During the year ended December 31, 2016, we recognized a $33,745 impairment loss of all goodwill. Refer to Note 14 - Impairments and Other Expenses for additional disclosure regarding our goodwill impairment assessment.
The Partnership amortizes the cost of other intangible assets on a straight line basis over their estimated useful lives, ranging from 1 to 20 years. An impairment assessment is performed if events or circumstances occur and may result in the change of the useful lives of the intangible assets. During the year ended December 31, 2015, we completed an impairment assessment of the intangible asset associated with a third party supply agreement (the "Sand Supply Agreement").  Given market conditions, coupled with our ability to source sand from our sponsor on more favorable terms, we determined that the fair value of the agreement was less than its carrying value, resulting in an impairment of $18,606. The Partnership did not recognize any impairments for intangible assets during the year ended December 31, 2016. Refer to Note 14 - Impairments and Other Expenses for additional disclosure regarding impairments.
Equity Method Investments
The Partnership accounts for investments, which it does not control but has the ability to exercise significant influence, using the equity method of accounting. Under this method, the investment is carried originally at cost, increased by any allocated share of the Partnership's net income and contributions made, and decreased by any allocated share of the Partnership's net losses and distributions received. The Partnership's allocated share of income and losses are based on the rights and priorities outlined in the equity investment agreement.
On September 8, 2016, the Partnership entered into an agreement to form Proppant Express Investments, LLC ("PropX"), which was established to develop critical last-mile logistics equipment for the proppant industry. PropX is responsible for manufacturing containers and conveyor systems that allow for transportation of frac sand from in-basin terminals to the well site. Through December 31, 2016, the Partnership has invested $10,232 into PropX, which is accounted for as an equity method investment as the Partnership has a non-controlling interest in PropX, but has the ability to exercise significant influence.
Asset Retirement Obligations
In accordance with Accounting Standards Codification (“ASC”) 410-20, Asset Retirement Obligations, we recognize reclamation obligations when incurred and record them as liabilities at fair value. In addition, a corresponding increase in the carrying amount of the related asset is recorded and depreciated over such asset’s useful life. The reclamation liability is accreted to expense over the estimated productive life of the related asset and is subject to adjustments to reflect changes in value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs.
Revenue Recognition
Frac sand sales revenues are recognized when legal title passes to the customer, which may occur at the production facility, rail origin, terminal or well site. At that point, delivery has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Revenue from make-whole provisions in our customer contracts is recognized at the end of the defined cure period when collectability is certain.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

A substantial portion of our frac sand is sold to customers with whom we have long-term supply agreements, the current terms of which expire between 2017 and 2021. The agreements define, among other commitments, the volume of product that the Partnership must provide, the price that will be charged to the customer, and the volume that the customer must purchase by the end of the defined cure periods, which can range from three months to the end of a contract year.
Transportation services revenues are recognized as the services have been completed, meaning the related services have been rendered. At that point, delivery of service has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured.
Fair Value of Financial Instruments
The amounts reported in the balance sheet as current assets or liabilities, including cash, accounts receivable, accounts payable, accrued and other current liabilities approximate fair value due to the short-term maturities of these instruments. The fair value of the senior secured term loan approximated $191,531 as of December 31, 2016, based on the market price quoted from external sources, compared with a carrying value of $194,500. If the senior secured term loan was measured at fair value in the financial statements, it would be classified as Level 2 in the fair value hierarchy.
Net Income per Limited Partner Unit
We have identified the sponsor’s incentive distribution rights as participating securities and compute income per unit using the two-class method under which any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. Net income per unit applicable to limited partners is computed by dividing limited partners’ interest in net income, after deducting any sponsor incentive distributions, by the weighted-average number of outstanding limited partner units. Through March 31, 2014, basic and diluted net income per unit were the same as there were no potentially dilutive common or subordinated units outstanding.
Through August 15, 2014, the 3,750,000 Class B units outstanding did not have voting rights or rights to share in the Partnership’s periodic earnings, either through participation in its distributions or through an allocation of its undistributed earnings or losses, and so were not deemed to be participating securities in their form as Class B units. In addition, the conversion of the Class B units into common units was fully contingent upon the satisfaction of defined criteria pertaining to the cumulative payment of distributions and earnings per unit of the Partnership as described in Note 11. As such, until all of the defined payment and earnings criteria were satisfied, the Class B units were not included in our calculation of either basic or diluted earnings per unit. As such, for the quarter ended June 30, 2014, the Class B units were included in our calculation of diluted earnings per unit. On August 15, 2014, the Class B units converted into common units, at which time income allocations commenced on such units and the common units were included in our calculation of basic and diluted earnings per unit.
As described in Note 2, the Partnership's historical financial information has been recast to consolidate Augusta, Blair, Whitehall and Other Assets for all periods presented. The amounts of incremental income or losses recast to periods prior to the Augusta Contribution, Blair Contribution and Whitehall Contribution are excluded from the calculation of net income per limited partner unit.
Income Taxes
The Partnership is a pass-through entity and is not considered a taxing entity for federal tax purposes. Therefore, there is not a provision for income taxes in the accompanying Consolidated Financial Statements. The Partnership’s net income or loss is allocated to its partners in accordance with the partnership agreement. The partners are taxed individually on their share of the Partnership’s earnings. At December 31, 2016 and 2015, the Partnership did not have any liabilities for uncertain tax positions or gross unrecognized tax benefit.
Recent Accounting Pronouncements
In November 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2016-18, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendment will be effective for the Partnership beginning January 1, 2018, with early adoption permitted, and should be applied retrospectively. The Partnership is currently assessing the impact that adopting this new accounting guidance will have on its Consolidated Financial Statements.
In August 2016, the FASB issued Accounting Standards Update No. 2016-15, which provides guidance that is intended to reduce diversity in practice in how certain cash receipts and cash payments are classified in the statement of cash flows. The amendment will be effective for the Partnership beginning January 1, 2018, with early adoption permitted. The Partnership is currently assessing the impact that adopting this new accounting guidance will have on its Consolidated Financial Statements and footnote disclosures.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

In March 2016, the FASB issued Accounting Standards Update No. 2016-09, which identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. The new accounting guidance is effective for the Partnership beginning in the first quarter of 2017. The Partnership is currently assessing the impact that adopting this new accounting guidance will have on its Consolidated Financial Statements and footnote disclosures, but does not anticipate that adoption will have a material impact on its financial position, results of operations or cash flows.
In February 2016, the FASB issued Accounting Standards Update No. 2016-02, which will impact all leases with durations greater than twelve months. In general, such arrangements will be recognized as assets and liabilities on the balance sheet of the lessee. Under the new accounting guidance a right-of-use asset and lease obligation will be recorded for all leases, whether operating or financing, while the statement of operations will reflect lease expense for operating leases and amortization/interest expense for financing leases. The balance sheet amount recorded for existing leases at the date of adoption will be calculated using the applicable incremental borrowing rate at the date of adoption. The new accounting guidance is effective for the Partnership beginning in the first quarter of 2019, and should be applied retrospectively. The Partnership is currently assessing the impact that adopting this new accounting guidance will have on its Consolidated Financial Statements and footnote disclosures.
In May 2014, the FASB issued Accounting Standards Update No. 2014-09 ("ASU 2014-09"), an update that supersedes the most current revenue recognition guidance, as well as some cost recognition guidance. The update requires that an entity recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update also requires new qualitative and quantitative disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, information about contract balances and performance obligations, and assets recognized from costs incurred to obtain or fulfill a contract. The authoritative guidance, which may be applied on a full retrospective or modified retrospective basis whereby the entity records a cumulative effect of initially applying this update at the date of initial application, will be effective for the Partnership beginning January 1, 2018. Early adoption is not permitted. The FASB has also issued the following standards which clarify ASU 2014-09 and have the same effective date as the original standard: ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients and ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing. The Partnership is still assessing the adoption method it will elect upon implementation and related disclosure requirements.  Although we are still in the process of assessing the impact of the adoption of ASU 2014-09, the Partnership does not currently anticipate a material impact on its revenue recognition practices.

4. Business Combinations
Acquisition of Hi-Crush Whitehall LLC and Other Assets
On February 23, 2017, the Partnership entered into a contribution agreement with our sponsor to acquire all of the outstanding membership interests in Whitehall and Other Assets, for $140,000 in cash and up to $65,000 of contingent consideration over a two-year period. The Partnership completed this acquisition on March 15, 2017.
As a result of this transaction, the Partnership's historical financial information has been recast to combine the Consolidated Statements of Operations and the Consolidated Balance Sheets of the Partnership with those of Whitehall and Other Assets as if the combination had been in effect since inception of common control. Any material transactions between the Partnership, Whitehall and Other Assets has been eliminated. The balance of non-controlling interest as of December 31, 2016 includes the sponsor's interest in Whitehall and Other Assets prior to the combination. Except for the combination of the Consolidated Statements of Operations and the respective allocation of recast net income (loss), capital transactions between the sponsor and Whitehall and Other Assets prior to March 15, 2017 have not been allocated on a recast basis to the Partnership’s unitholders. Such transactions are presented within the non-controlling interest column in the Consolidated Statement of Partners' Capital as the Partnership and its unitholders would not have participated in these transactions.
Acquisition of Hi-Crush Blair LLC
On August 9, 2016, the Partnership entered into a contribution agreement with our sponsor to acquire all of the outstanding membership interests in Blair, the entity that owned our sponsor’s Blair facility, for $75,000 in cash, 7,053,292 of newly issued common units in the Partnership, and payment of up to $10,000 of contingent consideration (the "Blair Contribution"). The Partnership completed the acquisition of the Blair facility on August 31, 2016. In connection with this acquisition, the Partnership incurred $850 of acquisition related costs during the year ended December 31, 2016, included in general and administrative expenses.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

The contingent consideration is based on the Partnership's adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") exceeding certain thresholds for each of the fiscal years ending December 31, 2017 and 2018. If the Partnership exceeds either or both of the respective thresholds, then it will pay an additional $5,000 for each threshold met or exceeded, for an undiscounted total of up to $10,000. As of December 31, 2016, the estimated fair value of the contingent consideration liability based on available information was $5,000, as reflected in other liabilities on our Condensed Consolidated Balance Sheet.
As a result of this transaction, the Partnership's historical financial information has been recast to combine the Consolidated Statements of Operations and the Consolidated Balance Sheets of the Partnership with those of Blair as if the combination had been in effect since inception of common control on July 31, 2014. Any material transactions between the Partnership and Blair have been eliminated. The balance of non-controlling interest as of December 31, 2016 includes the sponsor's interest in Blair prior to the combination. Except for the combination of the Consolidated Statements of Operations and the respective allocation of recast net income (loss), capital transactions between the sponsor and Blair prior to August 31, 2016 have not been allocated on a recast basis to the Partnership’s unitholders. Such transactions are presented within the non-controlling interest column in the Consolidated Statement of Partners' Capital as the Partnership and its unitholders would not have participated in these transactions.
The following table summarizes the carrying value of Blair's assets as of August 31, 2016, and the allocation of the cash consideration payable:

Net assets of Hi-Crush Blair LLC as of August 31, 2016:
Cash	$75
Inventories	6,310
Prepaid expenses and other current assets	360
Due from Hi-Crush Partners LP	406
Property, plant and equipment	125,565
Other assets	700
Accounts payable	(5,653)
Accrued liabilities and other current liabilities	(2,269)
Due to sponsor	(311)
Due to Hi-Crush Partners LP	(1,240)
Asset retirement obligation	(380)
Total carrying value of Blair's net assets	$123,563

Allocation of purchase price
Carrying value of sponsor's non-controlling interest prior to Blair Contribution	$125,571
Excess purchase price over the acquired interest (a)	(45,571)
Cost of Blair acquisition	$80,000
(a) The deemed contribution attributable to the purchase price was allocated to the common unitholders and excludes the $5,000 estimated fair value of contingent consideration payable in the future.
Acquisition of Hi-Crush Augusta LLC
On January 31, 2013, the Partnership entered into an agreement with our sponsor to acquire 100,000 preferred units in Augusta, the entity that owned our sponsor’s Augusta facility, for $37,500 in cash and 3,750,000 newly issued convertible Class B units in the Partnership.
On April 28, 2014, the Partnership acquired 390,000 common units in Augusta for cash consideration of $224,250. In connection with this acquisition, the Partnership’s preferred equity interest in Augusta was converted into 100,000 common units of Augusta. Following this transaction, the Partnership maintains a 98.0% controlling interest in Augusta’s common units, with the sponsor owning the remaining 2.0% of common units. In connection with this acquisition, the Partnership incurred $768 of acquisition related costs during the year ended December 31, 2014, included in general and administrative expenses.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

The Augusta Contribution was accounted for as a transaction between entities under common control whereby Augusta's net assets were recorded at their historical cost. The difference between the consideration paid and the recast historical cost of the net assets acquired was allocated in accordance with the partnership agreement to the common and subordinated unitholders based on their respective number of units outstanding as of April 28, 2014. However, this deemed distribution did not affect the tax basis capital accounts of the common and subordinated unitholders.
The Partnership's historical financial information was recast to combine the Consolidated Statements of Operations and the Consolidated Balance Sheets of the Partnership with those of Augusta as if the combination had been in effect since inception of common control. Any material transactions between the Partnership and Augusta have been eliminated. The balance of non-controlling interest as of December 31, 2013 includes the sponsor's interest in Augusta prior to the combination. Except for the combination of the Consolidated Statements of Operations and the respective allocation of recast net income between the controlling and non-controlling interest, capital transactions between the sponsor and Augusta prior to April 28, 2014 have not been allocated on a recast basis to the common and subordinated unitholders. Such transactions are presented within the non-controlling interest column in the Consolidated Statement of Partners' Capital as the Partnership and its unitholders would not have participated in these transactions.
The following table summarizes the carrying value of Augusta's assets as of April 28, 2014, and the allocation of the cash consideration paid:

Net assets of Hi-Crush Augusta LLC as of April 28, 2014:
Cash	$1,035
Accounts receivable	9,816
Inventories	4,012
Prepaid expenses and other current assets	114
Due from Hi-Crush Partners LP	1,756
Property, plant and equipment	84,900
Accounts payable	(3,379)
Accrued liabilities and other current liabilities	(2,926)
Due to sponsor	(4,721)
Asset retirement obligation	(2,993)
Total carrying value of Augusta's net assets	$87,614

Allocation of purchase price
Carrying value of sponsor's non-controlling interest prior to Augusta Contribution	$35,951
Less: Carrying value of 2% of non-controlling interest retained by sponsor	(1,752)
Purchase price allocated to non-controlling interest acquired	34,199
Excess purchase price over the historical cost of the acquired non-controlling interest (a)	190,051
Cost of Augusta acquisition	$224,250
(a) The deemed distribution attributable to the excess purchase price was allocated to the common and subordinated unitholders based on the respective number of units outstanding as of April 28, 2014.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Recast Financial Results
The following tables present, on a supplemental basis, our recast revenues, net income (loss), net income (loss) attributable to Hi-Crush Partners LP, and net income (loss) per limited partner unit giving effect to the Augusta Contribution, Blair Contribution and Whitehall Contribution, as reconciled to the revenues, net income (loss), net income (loss) attributable to Hi-Crush Partners LP, and net income (loss) per limited partner unit.

	Year Ended December 31, 2016
	Partnership Historical	Blair through August 31, 2016	Whitehall and Other Assets	Eliminations	Partnership Recast (Supplemental)
Revenues	$204,430	$13,761	$8,275	$(22,036)	$204,430
Net income (loss)	$(81,412)	$716	$(3,778)	$(45)	$(84,519)
Net income (loss) attributable to Hi-Crush Partners LP	$(81,313)	$716	$(3,877)	$(45)	$(84,519)
Net loss per limited partner unit - basic	$(1.64)				$(1.71)

	Year Ended December 31, 2015
	Partnership Historical	Blair	Whitehall and Other Assets	Eliminations	Partnership Recast (Supplemental)
Revenues	$339,640	$—	$33,217	$(33,217)	$339,640
Net income (loss)	$28,410	$(2,619)	$1,645	$286	$27,722
Net income (loss) attributable to Hi-Crush Partners LP	$28,265	$(2,619)	$1,790	$286	$27,722
Net income per limited partner unit - basic	$0.73				$0.71

	Year Ended December 31, 2014
	Partnership Historical	Augusta	Blair	Whitehall and Other Assets	Eliminations	Partnership Recast (Supplemental)
Revenues	$365,347	$25,356	$—	$23,705	$(27,861)	$386,547
Net income (loss)	$120,484	$11,398	$(105)	$10,620	$(8,456)	$133,941
Net income (loss) attributable to Hi-Crush Partners LP	$119,941	$11,398	$(105)	$11,575	$(8,456)	$133,941
Net income per limited partner unit - basic	$3.09					$3.30

5. Inventories
Inventories consisted of the following:

	December 31,
	2016	2015
Raw material	$—	$—
Work-in-process	17,836	20,102
Finished goods	9,416	14,036
Spare parts	2,025	2,452
Inventories	$29,277	$36,590

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

6. Property, Plant and Equipment
Property, plant and equipment consisted of the following:

	December 31,
	2016	2015
Buildings	$16,929	$11,403
Mining property and mine development	113,169	98,689
Plant and equipment	331,165	244,910
Rail and rail equipment	56,369	40,734
Transload facilities and equipment	78,105	62,557
Construction-in-progress	1,695	102,464
Property, plant and equipment	597,432	560,757
Less: Accumulated depreciation and depletion	(55,739)	(42,609)
Property, plant and equipment, net	$541,693	$518,148
Depreciation and depletion expense was $17,039, $15,684 and $10,232 for the years ended December 31, 2016, 2015 and 2014, respectively.
The Partnership recognized a (gain) loss on the disposal of fixed assets of $(357), $72 and $(15) during the years ended December 31, 2016, 2015 and 2014, respectively, which are included in general and administrative expenses on our Consolidated Statements of Operations.
During the year ended December 31, 2016, the Partnership completed construction and commenced operations of our Blair facility, sold two of its idled transload facilities and the leases for two of the idled transload facilities terminated.
The Augusta facility was temporarily idled from October 2015 through August 2016. As a result of market conditions, the Whitehall facility was temporarily idled during the second quarter of 2016 and resumed operations in March 2017. No impairments were recorded related to the Augusta and Whitehall facilities.
During the year ended December 31, 2015, the Partnership recognized an impairment of $6,186 related to the write-down of transload and office facilities assets to their net realizable value and recognized expense of $256 related to the abandonment of certain transload construction projects. These expenses are included in impairments and other expenses in our Consolidated Statements of Operations. Refer to Note 14 - Impairments and Other Expenses for additional disclosure regarding impairments.

7. Goodwill and Intangible Assets
Changes in goodwill and intangible assets consisted of the following:

	Goodwill	Intangible Assets
Balance at December 31, 2014	$33,745	$33,005
Loss on impairment (Note 14)	—	(18,606)
Amortization expense	—	(2,620)
Balance at December 31, 2015	33,745	11,779
Loss on impairment (Note 14)	(33,745)	—
Amortization expense	—	(1,682)
Balance at December 31, 2016	$—	$10,097
Goodwill
During the year ended December 31, 2016, the Partnership recognized a $33,745 impairment loss of all goodwill that was allocated from the purchase price of its acquisition of D&I in 2013. Refer to Note 14 - Impairments and Other Expenses for additional disclosure regarding our goodwill impairment assessment.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Intangible Assets
Intangible assets arising from the acquisition of D&I consisted of the following:

		December 31,
	Useful life	2016	2015
Supplier agreements	1-20 Years	$21,997	$21,997
Customer contracts and relationships	1-10 Years	18,132	18,132
Other intangible assets	1-3 Years	1,749	1,749
Intangible assets		41,878	41,878
Less: Accumulated amortization and impairments		(31,781)	(30,099)
Intangible assets, net		$10,097	$11,779
Amortization expense was $1,682 and $2,620 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, the unamortized balance of intangible assets is associated with our customer relationships. The weighted average remaining life of intangible assets was 6 years as of December 31, 2016.
During the year ended December 31, 2015, we completed an impairment assessment of the intangible asset associated with the Sand Supply Agreement.  Given current market conditions, coupled with our ability to source sand from our sponsor on more favorable terms, we determined that the fair value of the agreement was less than its carrying value, resulting in an impairment of $18,606. The Partnership did not recognize any impairments for intangible assets during the year ended December 31, 2016. Refer to Note 14 - Impairments and Other Expenses for additional disclosure regarding impairments.
As of December 31, 2016, future amortization is as follows:

Fiscal Year	Amortization
2017	$1,682
2018	1,682
2019	1,682
2020	1,682
2021	1,682
Thereafter	1,687
$10,097

8. Long-Term Debt
Long-term debt consisted of the following:

	December 31,
	2016	2015
Revolving Credit Agreement	$—	$52,500
Term Loan Credit Facility	194,500	196,500
Less: Unamortized original issue discount	(1,247)	(1,529)
Less: Unamortized debt issuance costs	(3,538)	(4,354)
Other notes payable	6,705	6,924
Total debt	196,420	250,041
Less: current portion of long-term debt	(2,962)	(3,258)
Long-term debt	$193,458	$246,783

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Revolving Credit Facility
On April 28, 2014, the Partnership entered into an amended and restated credit agreement (the "Revolving Credit Agreement"), which matures on April 28, 2019. On November 5, 2015, the Partnership entered into a second amendment (the "Second Amendment") and on April 28, 2016, into a third amendment (the "Third Amendment"). On August 31, 2016, the Partnership entered into a fourth amendment to the Revolving Credit Agreement, which allowed for the Blair Contribution. As of December 31, 2016, the Revolving Credit Agreement, as amended, is a senior secured revolving credit facility that permits aggregate borrowings of up to $75,000, including a $25,000 sublimit for letters of credit and a $10,000 sublimit for swing line loans. The outstanding balance of $52,500 under the Revolving Credit Agreement was paid in full as of June 30, 2016.
As of December 31, 2016, we had $66,368 of undrawn borrowing capacity ($75,000, net of $8,632 letter of credit commitments) and no indebtedness under our Revolving Credit Agreement.
Borrowings under the Revolving Credit Agreement, as amended, bear interest at a rate equal to a Eurodollar rate plus an applicable margin of 4.50% per annum through June 30, 2017. Subsequent to June 30, 2017, borrowings under the Revolving Credit Agreement bear interest at a rate equal to, at the Partnership's option, either (1) a base rate plus an applicable margin ranging between 1.25% per annum and 2.50% per annum, based upon the Partnership's leverage ratio, or (2) a Eurodollar rate plus an applicable margin ranging between 2.25% per annum and 3.50% per annum, based upon the Partnership's leverage ratio.
The Revolving Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including limits or restrictions on the Partnership’s ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate, and dispose of assets. Due to declining market conditions, on November 5, 2015, the Partnership entered into the Second Amendment, which waives the compliance of customary financial covenants through June 29, 2017 (the "Effective Period"), after which the maximum leverage ratio is 5.0x for the fiscal quarter ending June 30, 2017 annualized, 4.5x for the six months ending September 30, 2017 annualized, 4.0x for the nine months ending December 31, 2017 annualized, and 3.5x for the twelve months ending March 31, 2018 and thereafter. After the Effective Period, the minimum interest coverage ratio, as defined, is 2.5x for each fiscal quarter ending on or after June 30, 2017. In addition, the Second Amendment established certain minimum quarterly EBITDA covenants, allows distributions to unitholders up to 50% of quarterly distributable cash flow after quarterly debt payments on the term loan during the Effective Period, and required that capital expenditures during 2016 not exceed $28,000. As a result, of further declines in volumes and pricing and their impact on earnings and cash flow, on April 28, 2016, the Partnership entered into the Third Amendment, which waives the minimum quarterly EBITDA covenants and establishes a maximum EBITDA loss for the six months ending March 31, 2017.
As of December 31, 2016, we were in compliance with the amended covenants contained in the Revolving Credit Agreement. However, the decline in volumes and pricing referred to above contributed to a net loss and negative cash flow from operations for the year ended December 31, 2016. Our ability to comply with such covenants in the future, and access our undrawn borrowing capacity under our Revolving Credit Agreement, is dependent primarily on achieving certain levels of EBITDA, as defined. We believe we will remain in compliance in 2017 with such covenants based on our forecasts for volumes, prices and EBITDA, which are above those experienced in the second half of 2016 and are consistent with the increasing sales volumes and prices we have experienced since the second half of 2016 through the first several weeks of 2017. The forecasted levels of EBITDA are therefore based on our expectation of future volumes and price increases which are subject to risk and uncertainty regarding market conditions for proppant. There can be no assurance that the Partnership will achieve the volumes and pricing included in the forecasts and therefore achieve the planned levels of EBITDA in future periods. If the levels of EBITDA are not sufficient to meet the minimum amounts required for covenant compliance, an event of default could occur.
The Third Amendment also provides for an "equity cure" that can be applied to EBITDA covenant ratios for 2017 and all future periods. On January 4, 2017, the Partnership entered into an equity distribution program with certain financial institutions (each, a "Manager") under which we may sell, from time to time, through or to the Managers, common units representing limited partner interests in the Partnership up to an aggregate gross sales price of $50,000 (See Note 11 - Equity).
The Revolving Credit Agreement contains customary events of default (some of which are subject to applicable grace or cure periods), including among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults, and material judgment defaults. Such events of default could entitle the lenders to cause any or all of the Partnership’s indebtedness under the Revolving Credit Agreement to become immediately due and payable. If such a default were to occur, and resulted in a cross default of the Term Loan Credit Agreement, as described below, all of our outstanding debt obligations could be accelerated which would have a material adverse impact on the Partnership.
The Revolving Credit Agreement is secured by substantially all assets of the Partnership. In addition, the Partnership's subsidiaries have guaranteed the Partnership's obligations under the Revolving Credit Agreement and have granted to the revolving lenders security interests in substantially all of their respective assets.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Term Loan Credit Facility
On April 28, 2014, the Partnership entered into a credit agreement (the "Term Loan Credit Agreement") providing for a senior secured term loan credit facility (the “Term Loan Credit Facility”) that permits aggregate borrowings of up to $200,000, which was fully drawn on April 28, 2014. The Term Loan Credit Agreement permits the Partnership, at its option, to add one or more incremental term loan facilities in an aggregate amount not to exceed $100,000. Any incremental term loan facility would be on terms to be agreed among the Partnership, the administrative agent and the lenders who agree to participate in the incremental facility. The maturity date of the Term Loan Credit Facility is April 28, 2021.
The Term Loan Credit Agreement is secured by substantially all assets of the Partnership. In addition, the Partnership’s subsidiaries have guaranteed the Partnership’s obligations under the Term Loan Credit Agreement and have granted to the lenders security interests in substantially all of their respective assets.
Borrowings under the Term Loan Credit Agreement bear interest at a rate equal to, at the Partnership’s option, either (1) a base rate plus an applicable margin of 2.75% per annum or (2) a Eurodollar rate plus an applicable margin of 3.75% per annum, subject to a LIBOR floor of 1.00%.
The Term Loan Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including limits or restrictions on the Partnership’s ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and dispose of assets. In addition, it contains customary events of default that entitle the lenders to cause any or all of the Partnership’s indebtedness under the Term Loan Credit Agreement to become immediately due and payable. The events of default (some of which are subject to applicable grace or cure periods), include, among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults. As of December 31, 2016, we were in compliance with the terms of the agreement.
As of December 31, 2016, we had $189,715 indebtedness ($194,500, net of $1,247 of discounts and $3,538 of debt issuance costs) under our Term Loan Credit Facility, which carried an interest rate of 4.75%.
Other Notes Payable
On October 24, 2014, the Partnership entered into a purchase and sales agreement to acquire land and underlying frac sand deposits. During the years ended December 31, 2016, 2015 and 2014, the Partnership paid cash consideration of $2,500, and issued a three-year promissory note in the amount of $3,676, respectively, in connection with this agreement. The promissory notes accrue interest at rates equal to the applicable short-term federal rates. All principal and accrued interest is due and payable at the end of the respective three-year promissory note terms in December 2019, December 2018 and October 2017. However, the promissory notes are prepaid on a quarterly basis during the three-year terms if sand is extracted, delivered, sold and paid for from the properties.
During the years ended December 31, 2016 and 2015, the Partnership made prepayments of $3,896 and $428, respectively, based on the accumulated volume of sand extracted, delivered, sold and paid for. In January 2017, the Partnership made a prepayment of $962 based on the volume of sand extracted, delivered, sold and paid for through the fourth quarter of 2016. As of December 31, 2016, the Partnership had repaid in full the promissory note due in October 2017 and we had $6,705 outstanding on our remaining promissory notes, which carried interest rates ranging from 0.56% to 0.74%.
Maturities
As of December 31, 2016, future minimum debt repayments are as follows:

Fiscal Year	Amount
2017	$2,962
2018	4,067
2019	5,676
2020	2,000
2021	186,500
$201,205

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

9. Asset Retirement Obligations
Although the ultimate amount of reclamation and closure costs to be incurred is uncertain, the Partnership maintained a post-closure reclamation and site restoration obligation as follows:

Balance at December 31, 2013	$4,627
Additions to liabilities	3,425
Accretion expense	265
Balance at December 31, 2014	8,317
Accretion expense	394
Balance at December 31, 2015	8,711
Additions to liabilities	373
Accretion expense	430
Balance at December 31, 2016	$9,514

10. Commitments and Contingencies
Customer Contracts
The Partnership enters into sales contracts with customers. These contracts establish minimum annual sand volumes that the Partnership is required to make available to such customers under initial terms ranging from three to six years. Through December 31, 2016, no payments for non-delivery of minimum annual sand volumes have been made by the Partnership to customers under these contracts.
Supplier Contracts
D&I has entered into a long-term supply agreement with a supplier (the "Sand Supply Agreement"), which includes a requirement to purchase certain volumes and grades of sands at specified prices. The quantities set forth in such agreement are not in excess of our current requirements.
Equity Method Investments
On September 8, 2016, the Partnership committed to investing up to $17,400 in PropX over the next year to 18 months for use in the manufacturing of containers and conveyor systems, among other things. Through December 31, 2016, the Partnership funded $10,232 of its commitment, as reflected in equity method investments on the Consolidated Balance Sheet.
Royalty Agreements
The Partnership has entered into royalty agreements under which it is committed to pay royalties on sand sold from its production facilities for which the Partnership has received payment by the customer. Royalty expense is recorded as the sand is sold and is included in costs of goods sold. Royalty expense was $6,725, $13,660 and $15,969 for the years ended December 31, 2016, 2015 and 2014, respectively.
Certain acreage is subject to a minimum annual royalty payment. If not paid within 30 days after the annual period, the original landowner has the right to purchase the property for one dollar, subject to certain terms. If we have not made the minimum required royalty payments, we may satisfy our obligation by making a lump-sum cash make-whole payment. Accordingly, we believe there is no material risk that we will be required to sell back the subject property pursuant to this agreement.
During the year ended December 31, 2016, the Partnership entered into an agreement to terminate certain existing royalty obligations for $6,750, of which $3,375 was paid in September 2016, with another payment scheduled for August 2017. As a result of this agreement, the Partnership reduced its ongoing future royalty payments to the applicable counterparties for each ton of frac sand that is excavated, processed and sold to the Partnership’s customers. As of part of this transaction, we recorded an asset of $6,750, as reflected in property, plant and equipment on the Consolidated Balance Sheet.
Property Value Guarantees
On February 7, 2012, we entered into a mining agreement with the town of Bridge Creek, Wisconsin (“Bridge Creek”). The agreement imposes certain restrictions and conditions upon the operation of our Augusta facility inclusive of a property value guaranty (“PVG”). Our obligation is limited to the 24 properties identified on the effective date of the agreement.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

On August 19, 2013, we entered into a land use agreement with the town of Lincoln, Wisconsin (“Lincoln”). The agreement imposes certain restrictions and conditions upon the operation of our Whitehall facility inclusive of a PVG. Our obligation is limited to the 27 properties identified on the effective date of the agreement.
On January 15, 2015, we entered into a land use agreement with the town of Springfield, Wisconsin (“Springfield”). The agreement imposes certain restrictions and conditions upon the operation of our Blair facility inclusive of a PVG. Our obligation is limited to the 31 properties identified on the effective date of the agreement.
On February 16, 2015, we entered into a land use agreement with the town of Preston, Wisconsin (“Preston”). The agreement imposes certain restrictions and conditions upon the operation of our Blair facility inclusive of a PVG. Our obligation is limited to the 11 properties identified on the effective date of the agreement.
The respective PVGs establish a process whereby we guaranty fair market value to the owners of residential property specifically identified within the body of the PVG document. According to the terms of the PVGs, the property owner must notify us in the event they wish to sell the subject residence and up to 10 acres of land in the case of Bridge Creek and Lincoln and 20 acres of land in the agreements with Springfield and Preston. Upon such notice, the PVGs establishes a process by which an appraisal is conducted and the subject property is appraised to establish fair market value and is listed with a real estate broker. In the event the property is sold within 180 days of listing, we agree to pay the owner any shortfall between the sales price and the established fair market value. In the event the property is not sold within the 180 day time frame, we are obligated to purchase the property for fair market value.
As of December 31, 2016, we have not accrued a liability related the PVGs noted above as these contingent liabilities are not estimable as it cannot be determined how many of the owners will elect to avail themselves of the provisions of the PVGs and it cannot be determined if shortfalls will exist in the event of a sale nor can the value of the subject property be ascertained until appraised. Through December 31, 2016, the Partnership has paid $1,572 under these guarantees.
Lease Obligations
The Partnership has long-term leases for railcars, equipment and certain of its terminals. Railcar rental expense was $28,597, $22,027 and $10,438 for the years ended December 31, 2016, 2015 and 2014, respectively.
The Partnership entered into long-term operating leases with PropX for use of equipment manufactured and owned by PropX.  During the year ended December 31, 2016, the Partnership incurred $124 of lease expense from PropX.
We have entered into service agreements with certain transload service providers which requires us to purchase minimum amounts of services over specific periods of time at specific locations. Our failure to purchase the minimum level of services would require us to pay shortfall fees. However, the minimum quantities set forth in the agreement are not in excess of our current forecasted requirements at these locations.
As of December 31, 2016, future minimum operating lease payments and minimum purchase commitments are as follows:

Fiscal Year	Operating Leases	Minimum Purchase Commitments
2017	$27,706	$1,576
2018	27,586	1,576
2019	30,133	1,866
2020	27,520	2,296
2021	22,682	2,296
Thereafter	36,996	4,168
	$172,623	$13,778
In addition, the Partnership has placed orders for additional leased railcars. Such long-term operating leases commence upon the future delivery of the railcars. During 2016, we completed negotiations with a railcar lessor to defer the delivery of approximately 700 additional leased railcars until the second half of 2018 and reduced our annual minimum operating lease obligations by approximately $1,300.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

From time to time the Partnership may be subject to various claims and legal proceedings which arise in the normal course of business. Management is not aware of any legal matters that are likely to have a material adverse effect on the Partnership’s financial position, results of operations or cash flows.

11. Equity
As of December 31, 2016, our sponsor owned 20,693,643 common units, representing a 32.5% ownership interest in the limited partner units. In addition, our sponsor is the owner of our General Partner.
During the year ended December 31, 2016, the Partnership completed three public offerings for a total of 19,550,000 common units, representing limited partnership interests in the Partnership for aggregate net proceeds of approximately $189,037. The net proceeds from these offerings were used to pay off the outstanding balance under the Partnership's Revolving Credit Agreement, to fund the Blair Contribution and for general partnership purposes.
During the year ended December 31, 2014, the Partnership completed a public offering for 4,325,000 common units, representing limited partnership interests in the Partnership for aggregate net proceeds of approximately $170,693. The net proceeds from this offering was used to fund the Augusta Contribution, refinance the Partnership’s revolving credit agreement and for general partnership purposes.
Equity Distribution Agreement
On January 4, 2017, the Partnership entered into an equity distribution program with certain financial institutions (each, a "Manager") under which we may sell, from time to time, through or to the Managers, common units representing limited partner interests in the Partnership up to an aggregate gross sales price of $50,000. The Partnership did not issue any common units under this equity distribution program through the date of this filing.
Class B Units
On January 31, 2013, the Partnership issued 3,750,000 subordinated Class B units and paid $37,500 in cash to our sponsor in return for 100,000 preferred equity units in our sponsor’s Augusta facility. The Class B units did not have voting rights or rights to share in the Partnership's periodic earnings, either through participation in its distributions or through an allocation of its undistributed earnings or losses. The Class B units were eligible for conversion into common units upon satisfaction of certain conditions. The conditions precedent to conversion of the Class B units were satisfied upon payment of our distribution on August 15, 2014 and, upon such payment, our sponsor, who was the sole owner of our Class B units, elected to convert all of the 3,750,000 Class B units into common units on a one-for-one basis.
Incentive Distribution Rights
Incentive distribution rights represent the right to receive increasing percentages (ranging from 15.0% to 50.0%) of quarterly distributions from operating surplus after minimum quarterly distribution and target distribution levels exceed $0.54625 per unit, per quarter. Our sponsor currently holds the incentive distribution rights, but may transfer these rights at any time.
Allocations of Net Income
Our partnership agreement contains provisions for the allocation of net income and loss to the unitholders and our General Partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage ownership interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to our sponsor.
During the year ended December 31, 2016, no income was allocated to our holders of incentive distribution rights. During the years ended December 31, 2015 and 2014, $2,622 and $863 was allocated to our holders of incentive distribution rights. During the year ended December 31, 2014, no net income was allocated to our Class B units.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Distributions
Our partnership agreement sets forth the calculation to be used to determine the amount of cash distributions that our limited partner unitholders and our holders of incentive distribution rights will receive.
Our most recent distributions have been as follows:

Declaration Date	Amount Declared Per Unit	Record Date	Payment Date	Payment to Limited Partner Units	Payment to Holders of Incentive Distribution Rights
January 15, 2014	$0.5100	January 31, 2014	February 14, 2014	$14,726	$—
April 16, 2014	$0.5250	May 1, 2014	May 15, 2014	$17,388	$—
July 16, 2014	$0.5750	August 1, 2014	August 15, 2014	$19,088	$168
October 15, 2014	$0.6250	October 31, 2014	November 14, 2014	$23,092	$695
January 15, 2015	$0.6750	January 30, 2015	February 13, 2015	$24,947	$1,311
April 16, 2015	$0.6750	May 1, 2015	May 15, 2015	$24,947	$1,311
July 21, 2015	$0.4750	August 5, 2015	August 14, 2015	$17,555	$—
On October 26, 2015, we announced the Board of Directors' decision to temporarily suspend the distribution payment to common unitholders. No quarterly distributions were declared for the third quarter of 2015 or thereafter, as the Partnership continued its distribution suspension to conserve cash.
Net Income per Limited Partner Unit
The following table outlines our basic and diluted, weighted average limited partner units outstanding during the relevant periods:

	Year ended December 31,
	2016	2015	2014
Basic common units outstanding	49,567,268	36,958,988	33,370,020
Potentially dilutive common units	—	191,890	2,413,520
Diluted common units outstanding	49,567,268	37,150,878	35,783,540
For purposes of calculating the Partnership’s earnings per unit under the two-class method, common units are treated as participating preferred units, and the previously outstanding subordinated units were treated as the residual equity interest, or common equity. Incentive distribution rights are treated as participating securities. As the Class B units did not have rights to share in the Partnership’s periodic earnings, whether through participation in its distributions or through an allocation of its undistributed earnings or losses, they were not participating securities. In addition, the conversion of the Class B units into common units was fully contingent upon the satisfaction of defined criteria. As such, until all of the defined payment and earnings criteria were satisfied, the Class B units were not included in our calculation of either basic or diluted earnings per unit. The Class B units were converted into common units on August 15, 2014, at which time income allocations commenced on such units. The sponsor was entitled to receive a per unit distribution on the newly issued common units for the second quarter of 2014 in an amount equal to the per unit distribution to be paid to all the common and subordinated units for the same period. As a result, this distribution was deducted from the calculation of limited partners' interest in net income for the year ended December 31, 2014. In addition, the dilutive effect of 2,332,503 Class B units were included in our calculation of diluted earnings per unit through August 15, 2014.
Diluted earnings per unit excludes any dilutive awards granted (see Note 12 - Unit-Based Compensation) if their effect is anti-dilutive. During the year ended December 31, 2016, the Partnership incurred a net loss and, and as a result, all 579,781 of potentially dilutive awards granted and outstanding were excluded from the diluted earnings per unit calculation. Diluted earnings per unit for the years ended December 31, 2015 and 2014, includes the dilutive effect of 191,890 and 81,017, respectively, of awards granted and outstanding at the assumed number of units which would have vested if the performance period had ended at the end of the respective periods.
Distributions made in future periods based on the current period calculation of cash available for distribution are allocated to each class of equity that will receive such distributions. Any unpaid cumulative distributions are allocated to the appropriate class of equity.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Each period the Partnership determines the amount of cash available for distributions in accordance with the partnership agreement. The amount to be distributed to limited partner unitholders and incentive distribution rights holders is subject to the distribution waterfall in the partnership agreement. Net earnings or loss for the period are allocated to each class of partnership interest based on the distributions to be made.
The following tables provide a reconciliation of net income (loss) and the assumed allocation of net income (loss) under the two-class method for purposes of computing net income (loss) per limited partner unit for the years ended December 31, 2016, 2015 and 2014 (in thousands, except per unit amounts):

	Year Ended December 31, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(84,519)	(84,519)
Add back recast income attributable to Blair through August 31, 2016	—	(279)	(279)
Add back recast losses attributable to Whitehall and Other Assets	—	3,485	3,485
Assumed allocation of net loss	$—	$(81,313)	$(81,313)

Loss per limited partner unit - basic		$(1.64)
Loss per limited partner unit - diluted		$(1.64)

	Year Ended December 31, 2015
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$1,311	$42,502	$43,813
Assumed allocation of distributions in excess of earnings	—	(16,091)	(16,091)
Add back recast losses attributable to Blair	—	2,619	2,619
Add back recast income attributable to Whitehall and Other Assets	—	(2,076)	(2,076)
Assumed allocation of net income	$1,311	$26,954	$28,265

Earnings per limited partner unit - basic		$0.73
Earnings per limited partner unit - diluted		$0.73

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

	Year Ended December 31, 2014
	General Partner and IDRs	Common Units	Subordinated Units	Class B Units	Total
Declared distribution	$2,174	$51,774	$32,737	$2,156	$88,841
Assumed allocation of undistributed net income attributable to the Partnership	12,367	9,268	9,465	—	31,100
Assumed allocation of net income	$14,541	$61,042	$42,202	$2,156	$119,941
Recast adjustments to include the results of operations of Hi-Crush Augusta LLC and income attributable to non-controlling interest					3,129
Add back recast losses attributable to Blair					(105)
Add back recast income attributable to Whitehall and Other Assets					10,976
Net income attributable to Hi-Crush Partners LP					$133,941
Earnings per unit - basic		$3.09	$3.09
Earnings per unit - diluted (a)		$3.00	$3.00
(a) Diluted earnings per unit includes the impact of income allocations attributable to a conversion of the Class B units into common units through conversion to common units on August 15, 2014.
Recast Equity Transactions
During the years ended December 31, 2016, 2015 and 2014, the sponsor paid $1,652, $2,787 and $1,600, respectively, of expenses on behalf of Blair and Whitehall. Such transactions are recognized within the non-controlling interest section of the accompanying Consolidated Statement of Partners' Capital.
During the year ended December 31, 2014, the sponsor provided $492 of management services and other expenses paid on behalf of Augusta. Such costs are recognized as non-cash capital contributions by the non-controlling interest in the accompanying financial statements.

12. Unit-Based Compensation
Long-Term Incentive Plan
On August 21, 2012, Hi-Crush GP LLC adopted the Hi-Crush Partners LP Long Term Incentive Plan (the “Plan”) for employees, consultants and directors of Hi-Crush GP LLC and those of its affiliates, including our sponsor, who perform services for the Partnership. The Plan consists of restricted units, unit options, phantom units, unit payments, unit appreciation rights, other equity-based awards, distribution equivalent rights and performance awards. The Plan limits the number of common units that may be issued pursuant to awards under the Plan to 1,364,035 units. On January 9, 2017, the first amendment and restatement of the Plan was approved at a special meeting of our common unitholders and the number of common units that may be issued pursuant to awards under the Plan increased by an additional 2,700,000 common units. After giving effect to the first amendment and restatement of the Plan, to the extent that an award is forfeited, cancelled, exercised, settled in cash, or otherwise terminates or expires without the actual delivery of common units pursuant to such awards, the common units subject to the award will again be available for new awards granted under the Plan; provided, however, that any common units withheld to cover a tax withholding obligation will not again be available for new awards under the Plan. The Plan is administered by Hi-Crush GP LLC’s Board of Directors or a committee thereof.
The cost of services received in exchange for an award of equity instruments is measured based on the grant-date fair value of the award and that cost is generally recognized over the vesting period of the award.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Performance Phantom Units - Equity Settled
The Partnership has awarded Performance Phantom Units ("PPUs") pursuant to the Plan to certain employees. The number of PPUs that will vest will range from 0% to 200% of the number of initially granted PPUs and is dependent on the Partnership's total unitholder return over a three-year performance period compared to the total unitholder return of a designated peer group. Each PPU represents the right to receive, upon vesting, one common unit representing limited partner interests in the Partnership. The PPUs are also entitled to forfeitable distribution equivalent rights ("DERs"), which accumulate during the performance period and are paid in cash on the date of settlement. The fair value of each PPU is estimated using a fair value approach and is amortized into compensation expense, reduced for an estimate of expected forfeitures, over the period of service corresponding with the vesting period. Expected volatility is based on the historical market performance of our peer group. The following table presents information relative to our PPUs.

	Units	Grant Date Weighted-Average Fair Value per Unit
Outstanding at December 31, 2015	136,570	$46.85
Granted	112,345	$15.94
Forfeited	(47,394)	$49.34
Outstanding at December 31, 2016	201,521	$29.03
As of December 31, 2016, total compensation expense not yet recognized related to unvested PPUs was $2,263, with a weighted average remaining service period of 1.4 years. The weighted average grant date fair value per unit for PPUs granted during December 31, 2016, 2015 and 2014 was $15.94, $37.52 and $65.57, respectively.
Time-Based Phantom Units - Equity Settled
The Partnership has awarded Time-Based Phantom Units ("TPUs") pursuant to the Plan to certain employees which automatically vest if the employee remains employed at the end of the vesting period. Each TPU represents the right to receive, upon vesting, one common unit representing limited partner interests in the Partnership. The TPUs are also entitled to forfeitable DERs, which accumulate during the vesting period and are paid in cash on the date of settlement. The fair value of each TPU is calculated based on the grant-date unit price and is amortized into compensation expense, reduced for an estimate of expected forfeitures, over the period of service corresponding with the vesting period. The following table presents information relative to our TPUs.

	Units	Grant Date Weighted-Average Fair Value per Unit
Outstanding at December 31, 2015	55,320	$37.63
Vested	(1,605)	$38.80
Granted	325,470	$12.96
Forfeited	(925)	$38.48
Outstanding at December 31, 2016	378,260	$16.40
As of December 31, 2016, total compensation expense not yet recognized related to unvested TPUs was $4,224, with a weighted average remaining service period of 2.3 years. The weighted average grant date fair value per unit for TPUs granted during December 31, 2016, 2015 and 2014 was $12.96, $34.09 and $47.33, respectively. The total fair value of units vested during December 31, 2016 and 2015 was $62 and $42, respectively.
Board and Other Unit Grants
The Partnership issued 103,377, 6,344 and 5,532 common units to certain of its directors during the years ended December 31, 2016, 2015 and 2014, respectively. During the year ended December 31, 2014, the Partnership issued 7,022 common units to certain employees which vest approximately over a two-year period. In January 2017, the Partnership issued 29,148 common units to certain of its directors.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Unit Purchase Program
During 2015, the Partnership commenced a unit purchase program ("UPP") offered under the Plan. The UPP provides participating employees and members of our board of directors the opportunity to purchase common units representing limited partner interests of the Partnership at a discount. Non-director employees contribute through payroll deductions not to exceed 35% of the employees eligible compensation during the applicable offering period. Directors contribute through cash contributions not to exceed $150 in aggregate. If the closing price of the Partnership's common units on February 28, 2017 (the "Purchase Date Price") is greater than or equal to 90% of the closing market price of our common units on a participant's applicable election date (the "Election Price"), then the participant will receive a number of common units equal to the amount of accumulated payroll deductions or cash contributions, as applicable, (the “Contribution”) divided by the Election Price, capped at 20,000 common units. If the Purchase Date Price is less than the Election Price, then the participant’s Contribution will be returned to the participant.
On the date of election, the Partnership calculates the fair value of the discount, which is recognized as unit compensation expense on a straight-line basis during the period from election date through the date of purchase.  As of December 31, 2016, total accumulated contributions of $514 from directors under the UPP is maintained within the accrued and other current liabilities line on our Consolidated Balance Sheet. The Contribution period for the UPP ended on February 10, 2017, and as such based on all participants' elected percentage of compensation or aggregate dollar contribution, as applicable, the participants will have the right to purchase an aggregate of up to 300,090 common units on February 28, 2017.
Compensation Expense
The following table presents total unit-based compensation expense:

	Year ended December 31,
	2016	2015	2014
Performance Phantom Units	$634	$1,973	$954
Time-Based Phantom Units	1,359	724	155
Director and other unit grants	474	273	361
Unit Purchase Program	153	13	—
Total compensation expense	$2,620	$2,983	$1,470

13. Related Party Transactions
Effective August 16, 2012, our sponsor entered into a services agreement (the “Services Agreement”) with our General Partner, Hi-Crush Services LLC (“Hi-Crush Services”) and the Partnership, pursuant to which Hi-Crush Services provides certain management and administrative services to the Partnership to assist in operating the Partnership’s business. Under the Services Agreement, the Partnership reimburses Hi-Crush Services and its affiliates, on a monthly basis, for the allocable expenses it incurs in its performance under the Services Agreement. These expenses include, among other things, administrative, rent and other expenses for individuals and entities that perform services for the Partnership. Hi-Crush Services and its affiliates will not be liable to the Partnership for its performance of services under the Services Agreement, except for liabilities resulting from gross negligence. During the years ended December 31, 2016, 2015 and 2014, the Partnership incurred $4,938, $5,260 and $9,730, respectively, of management and administrative service expenses from Hi-Crush Services.
In the normal course of business, our sponsor and its affiliates, including Hi-Crush Services, and the Partnership may from time to time make payments on behalf of each other.
As of December 31, 2016 and 2015, an outstanding balance of $118,641 and $223,908, respectively, payable to our sponsor is maintained as a current liability under the caption “Due to sponsor”. The December 31, 2015, balance was primarily related to construction advances made to Blair and Whitehall. On August 31, 2016, $120,950 of sponsor advances were converted into capital. The December 31, 2016 balance was primarily related to construction advances made to Whitehall.
During the years ended December 31, 2015 and 2014, the Partnership purchased $2,754 and $1,385, respectively, of sand from Goose Landing, LLC, a wholly owned subsidiary of Northern Frac Proppants II, LLC, which is reflected in cost of goods sold. During the year ended December 31, 2016, the Partnership did not purchase any sand from Goose Landing, LLC. The father of Mr. Alston, who is a director of our General Partner, owned a beneficial equity interest in Northern Frac Proppants II, LLC.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

On September 8, 2016, the Partnership entered into an agreement to form PropX, which is accounted for as an equity method investment. Through December 31, 2016, the Partnership has invested $10,232 into PropX. During the year ended December 31, 2016, the Partnership purchased $1,566 of equipment from PropX, which is reflected in property, plant and equipment. As of December 31, 2016, the Partnership had accounts payable of $1,553 to PropX for equipment, which is reflected in accounts payable on our Consolidated Balance Sheet. In addition to equipment purchases, we incurred $124 of lease expenses for the use of PropX equipment, which is reflected in cost of goods.
During the years ended December 31, 2016, 2015 and 2014, the Partnership engaged in multiple construction projects and purchased equipment, machinery and component parts from various vendors that were represented by Alston Environmental Company, Inc. or Alston Equipment Company (“Alston Companies”), which regularly represent vendors in such transactions. The vendors in question paid a commission to the Alston Companies in an amount that is unknown to the Partnership. The sister of Mr. Alston, who is a member of our Board of Directors and through October 28, 2016 was our general partner's Chief Operating Officer, has an ownership interest in the Alston Companies. The Partnership has not paid any sum directly to the Alston Companies and Mr. Alston has represented to the Partnership that he received no compensation from the Alston Companies related to these transactions.

14. Impairments and Other Expenses
Our goodwill arose from the acquisition of D&I in 2013 and is therefore allocated to the D&I reporting unit. We performed our annual assessment of the recoverability of goodwill during the third quarter of 2015. Although we had seen a significant decrease in the price of our common units since August 2014, which had resulted in an overall reduction in our market capitalization, our market capitalization exceeded our recorded net book value as of September 30, 2015.  At such time, we updated our internal business outlook of the D&I reporting unit to consider the current economic environment that affects our operations. As part of the first step of goodwill impairment testing, we updated our assessment of our future cash flows, applying expected long-term growth rates, discount rates, and terminal values that we considered reasonable. We calculated a present value of the cash flows to arrive at an estimate of fair value under the income approach, and then used the market approach to corroborate this value. As a result of these estimates, we determined that there was no impairment of goodwill as of our annual assessment date.
Specific uncertainties affecting our estimated fair value include the impact of competition, the price of frac sand, future overall activity levels and demand for frac sand, activity levels of our significant customers, and other factors affecting the rate of our future growth. These factors were reviewed and assessed during the fourth quarter of 2015 and we determined that there was no impairment of goodwill as of December 31, 2015.
However, uncertain market conditions for frac sand resulting from current oil and natural gas prices continued. During the three months ended March 31, 2016, volumes sold through the D&I reporting unit declined below previously forecasted levels and pricing deteriorated further. Industry demand for frac sand continued to decline as the reported Baker Hughes oil rig count in North America fell to 362 rigs as of March 31, 2016, marking a 2016 year-to-date decline of more than 30%. Our customers continued to face uncertainty related to activity levels and have reduced their active frac crews, resulting in further declines in well completion activity. Therefore, as of March 31, 2016, we determined that the state of market conditions and activity levels indicated that an impairment of goodwill may exist. As a result, we assessed qualitative factors and determined that we could not conclude it was more likely than not that the fair value of goodwill exceeded its carrying value. In turn, we prepared a quantitative analysis of the fair value of the goodwill as of March 31, 2016, based on the weighted average valuation across several income and market based valuation approaches. The underlying results of the valuation were driven by our actual results during the three months ended March 31, 2016 and the pricing, costs structures and market conditions existing as of March 31, 2016, which were below our forecasts at the time of the previous goodwill assessments. Other key estimates, assumptions and inputs used in the valuation included long-term growth rates, discounts rates, terminal values, valuation multiples and relative valuations when comparing the reporting unit to similar businesses or asset bases. Upon completion of the Step 1 and Step 2 valuation exercises, it was determined that an impairment loss of all goodwill was incurred, which was equal to the difference between the carrying value and estimated fair value of goodwill.
During the year ended December 31, 2016, the Partnership recognized a $33,745 impairment loss of all goodwill. The Partnership did not recognize any impairment losses for goodwill during the year ended December 31, 2015.
During the year ended December 31, 2015, we completed an impairment assessment of the intangible asset associated with the Sand Supply Agreement.  Given market conditions, coupled with our ability to source sand from our sponsor on more favorable terms, we determined that the fair value of the agreement was less than its carrying value, resulting in an impairment of $18,606. The Partnership did not recognize any impairments for intangible assets during the year ended December 31, 2016.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

During the year ended December 31, 2015, we elected to temporarily idle five destination transload facilities and three rail origin transload facilities.  In addition, to consolidate our administrative functions, we closed down a regional office facility. As a result of these actions, we recognized an impairment of $6,186 related to the write down of transload and office facilities’ assets to their net realizable value, and severance, retention and relocation costs of $571 for affected employees. No impairment charges were recorded for long-lived assets during the years ended December 31, 2016 and 2014.
We recognized impairments and other expenses as outlined in the following table:

	Year Ended December 31,
	2016	2015	2014
Impairment of Goodwill	$33,745	$—	$—
Impairment of Sand Supply Agreement	—	18,606	—
Impairment of idled administrative and transload facilities	—	6,186	—
Severance, retention and relocation	280	571	—
Abandonment of construction projects	—	256	1
Expiration of exclusivity agreements	—	40	10
Impairments and other expenses	$34,025	$25,659	$11

15. Segment Reporting
The Partnership manages, operates and owns assets utilized to supply frac sand to its customers. It conducts operations through its one operating segment titled "Frac Sand Sales". This reporting segment of the Partnership is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

16. Concentration of Credit Risk
The Partnership is a producer of sand mainly used by the oil and natural gas industry for fracturing wells. The Partnership’s business is, therefore, dependent upon economic activity within this market. For the year ended December 31, 2016, sales to four customers accounted for 78% of the Partnership's revenue. For the year ended December 31, 2015, sales to four customers accounted for 68% of the Partnership’s revenue. For the year ended December 31, 2014, sales to three customers accounted for 64% of the Partnership’s revenue.
Throughout 2016, the Partnership has maintained cash balances in excess of federally insured amounts on deposit with financial institutions.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

17. Quarterly Financial Data (Unaudited)
As discussed in Note 2, the Blair Contribution and Whitehall Contribution were accounted for as transactions between entities under common control. Therefore, the Partnership's historical financial information has been recast to include Blair for the first and second quarters of 2016 and all periods of 2015 and to include Whitehall and Other Assets for all periods presented.

	First Quarter (a)	Second Quarter	Third Quarter (b)	Fourth Quarter (b)	Total
2016
Revenues	$52,148	$38,429	$46,556	$67,297	$204,430
Gross profit (loss)	(7)	(1,262)	(57)	416	(910)
Loss from operations	(48,860)	(8,088)	(8,813)	(5,105)	(70,866)
Net loss	(52,500)	(12,159)	(11,734)	(8,126)	(84,519)
Loss per limited partner unit:
Basic	$(1.39)	$(0.26)	$(0.21)	$(0.11)	$(1.64)

2015
Revenues	$102,111	$83,958	$81,494	$72,077	$339,640
Gross profit	36,414	20,485	14,912	11,591	83,402
Income (loss) from operations	29,088	12,938	(16,316)	16,138	41,848
Net income (loss)	25,717	9,954	(19,863)	11,914	27,722
Earnings (loss) per limited partner unit:
Basic	$0.61	$0.31	$(0.49)	$0.30	$0.73

(a)	The first quarter of 2016 includes a $33,745 impairment of goodwill. Refer to Note 14 for additional disclosure.

(b)
The third and fourth quarters of 2015 include impairments and other expenses of $23,718 and $1,941, respectively. Refer to Note 14 for additional disclosure. The fourth quarter of 2015 includes a gain of $12,310 on a contract settlement payment.

HI-CRUSH PARTNERS LP
Schedule II - Valuation and Qualifying Accounts
(In thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
Allowance for doubtful accounts
Year Ended December 31, 2016	$663	$8,236	$(7,350)	$1,549
Year Ended December 31, 2015	$984	$101	$(422)	$663
Year Ended December 31, 2014	$300	$750	$(66)	$984